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                                                                  Exhibit 10.18


                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                  THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is executed as of the 1st day of May, 2000 ("Closing Date"), by VALLEY NATIONAL GASES, INC., a West Virginia corporation (the "Company"), VALLEY NATIONAL GASES INCORPORATED, a Pennsylvania corporation ("VNGI"), VALLEY NATIONAL GASES DELAWARE, INC., a Delaware corporation ("VNGDI"), and BANK ONE, INDIANA, NATIONAL ASSOCIATION, a national banking association ("Bank One"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("LaSalle"), FIRSTAR, N.A. (formerly, Star Bank, National Association), a national banking association with its principal office in Cincinnati, Ohio ("Firstar"), BANK OF AMERICA, N.A. (successor to NationsBank, N.A.), a national banking association ("B of A"), NATIONAL CITY BANK, a national banking association,("National City"), THE HUNTINGTON NATIONAL BANK, a national banking association ("Huntington"), WESBANCO BANK, INC. "WesBanco"), and SKY BANK ("Sky Bank") (collectively, the "Signatory Lenders"), National City, as syndication agent ("Syndication Agent"), Huntington, as documentation agent for the Lenders ("Documentation Agent"), and Bank One, as administrative and collateral agent for the Lenders (in such capacity, the "Agent"; Syndication Agent, Documentation Agent and Agent being collectively referred to as the "Agents").

                                    RECITALS

                  1. The Company, VNGDI, VNGI, the Initial Lenders, PNC Bank, National Association ("PNC") and the Agent, are parties to an Amended and Restated Credit Agreement, dated January 23, 1998 (as the same has been amended, modified and supplemented prior to the Closing Date and as in effect immediately prior to the execution of this Agreement, the "Original Agreement").

                  2. The Company is a wholly-owned Subsidiary of VNGDI, and VNGDI is a wholly-owned Subsidiary of VNGI.

                  3. By Transfer Agreement, dated as of the Closing Date (the "Transfer Agreement"), PNC has sold, transferred and assigned to Bank One, WesBanco and Sky Bank and/or the Agent specified interests in and obligations under the Original Agreement and the documents executed in connection therewith and the indebtedness, obligations and liabilities evidenced thereby, arising therefrom, pursuant to or by virtue thereof, such interests aggregating all of PNC's rights, title and interests therein and obligations and lending commitments thereunder.



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                  4. The Company, VNGDI and VNGI (referred to herein
collectively, as the "Credit Parties", and individually as a "Credit Party") have requested the Signatory Lenders and the Agent to amend, and as so amended, restate the Original Agreement, subject to and in accordance with the terms of this Agreement.


                                    AGREEMENT

                  NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, the Signatory Lenders, the Agent and the Credit Parties agree to amend, and as so amended, restate, the Original Agreement as follows:

                                    ARTICLE I

                               DEFINITION OF TERMS

         Section 1.01. ACCOUNTING TERMS -- DEFINITIONS. All accounting and financial terms used in this Agreement are used with the meanings such terms would be given in accordance with GAAP except as may be otherwise specifically provided in this Agreement. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

         "Acquisition Seller Debt" means, collectively (i) the Existing Acquisition Seller Debt, and (ii) any deferred purchase price of a New Acquisition payable by the Company to the Acquisition Sellers or any of them with respect to that New Acquisition evidenced by or payable under the terms of a promissory note or non-compete agreement or other Debt instrument.

         "Acquisition Sellers" means, collectively (i) the Existing Acquisition Sellers, and (ii) any and all Persons from whom the Company acquires a New Acquisition, and when used in the singular form, means any of the Acquisition Sellers, as the context so requires.

         "Additional EBITDA Amount" means such amount as may be approved by the Agent in its sole discretion of EBITDA of a Related Business Entity acquired in a New Acquisition for the twelve (12) calendar month period immediately preceding the New Acquisition Closing Date for such New Acquisition or for such other twelve (12)




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         calendar month period preceding such New Acquisition Closing Date as may be agreed and approved by the Agent, provided that, such amount is subject to redetermination by Bank One at its sole discretion to reflect elimination of expenses (including salaries, benefits and associated payroll costs for employees who have been identified for termination as a result of the New Acquisition and are to be terminated; rent expenses for leases that are to be terminated within sixty (60) days of closing of the New Acquisition; reduction of cost of goods sold due to lower gas margins from increased volume discounts; and any other identifiable, immediate net cost savings deemed applicable by the Agent) of such Related Business Entity by virtue of the acquisition.

         "Adjusted LIBOR Rate" means, with respect to any LIBOR Advance and the related Interest Period, the per annum rate obtained by dividing (i) the LIBOR Rate for such LIBOR Advance and related Interest Period, by
         (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System.

         "Advance" means a disbursement of proceeds of the Revolving Loans.

         "Affiliate" means, with respect to any Person, any officer, shareholder or director of such Person and any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.

         "Agent" has the meaning ascribed to such term in the preamble of this Agreement.

         "Agent Fee Agreement" has the meaning ascribed to such term in Section
         2.08 of this Agreement.

         "Agents" has the meaning ascribed to such term in the preamble to this Agreement.

         "Aggregate Commitment" means the aggregate of the Commitments of all of the Lenders, as reduced from time to time pursuant to the terms of this Agreement.




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         "Agreement" means this Second Amended and Restated Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

         "Applicable LOC Fee Percentage" means the rate per annum at which the commission due on each Letter of Credit will be calculated, which rate shall be determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:

                  Ratio of
         Total Funded Debt to EBITDA           Applicable LOC Fee Percentage
         ---------------------------           -----------------------------
               3.75 or above                                 1.50%
                3.50 to 3.74                                 1.25%
                3.00 to 3.49                                 1.00%
                2.50 to 2.99                                 0.75%
                2.00 to 2.49                                 0.75%
                  Below 2.00                                 0.75%


The Applicable LOC Fee Percentage shall be determined on the Closing Date on the basis of the Ratio of Total Funded Debt to EBITDA for the Credit Parties and their respective Subsidiaries in effect on the Closing Date (which the Company and the Lenders agree for purposes of the Applicable LOC Fee Percentage, the Applicable Spread and the Applicable Unused Commitment Fee Percentage shall be between 3.50 and 3.74 as of the Closing Date) and shall be redetermined, based on the Ratio of Total Funded Debt to EBITDA as of the close of each fiscal quarter of the Company thereafter, concurrently with each adjustment to the "Ratio of Total Funded Debt to EBITDA" (as provided in the definition of Ratio of Total Funded Debt to EBITDA in this Agreement), with such redetermined Applicable LOC Fee Percentage to be effective as and for the period provided in the definition of "Ratio of Total Funded Debt to EBITDA."

         Notwithstanding the foregoing, the Applicable LOC Fee Percentage shall be as follows if, and during any period the Letter of Credit Exposure (including any Letter of Credit requested to be issued) exceeds that amount equal to twenty percent (20%) of the sum of the then-outstanding principal balance of the Obligations (inclusive of the then-outstanding Letter of Credit Exposure):



                    Ratio
         Total Funded Debt to EBITDA           Applicable LOC Fee Percentage
         ---------------------------           -----------------------------

                3.75 or above                              2.250%
                 3.50 to 3.74                              2.125%
                 3.00 to 3.49                              1.875%
                 2.50 to 2.99                              1.625%
                 2.00 to 2.49                              1.250%
                   Below 2.00                              1.000%


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         Notwithstanding the foregoing, the Applicable LOC Fee Percentage shall be as follows if, and during any period, the reimbursement obligations of the Company to Bank One under the applicable Reimbursement Agreement and this Agreement for such Letter of Credit are fully secured by Cash Collateral:

                  Ratio of
         Total Funded Debt to EBITDA           Applicable LOC Fee Percentage
         ---------------------------           -----------------------------

               3.75 or above                               0.75%
                3.50 to 3.74                               0.75%
                3.00 to 3.49                               0.75%
                2.50 to 2.99                               0.50%
                2.00 to 2.49                               0.50%
                  Below 2.00                               0.50%

         "Applicable Spread" means the percentage per annum to be taken into account in determining any LIBOR-based Rate and any Prime-based Rate as provided in this Agreement, which number shall be determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:

           Ratio of
         Total Funded             If Determining a         If Determining a
         Debt to EBITDA           Prime-based Rate         LIBOR-based Rate
         --------------           ----------------         ----------------

         3.75 or above                  0.50%                     2.25%
          3.50 to 3.74                  0.25%                    2.125%
          3.00 to 3.49                     0%                    1.875%
          2.50 to 2.99                     0%                    1.625%
          2.00 to 2.49                     0%                     1.25%
        less than 2.00                     0%                     1.00%



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                  The Applicable Spread shall be determined on the Closing Date on the basis of the Ratio of Total Funded Debt to EBITDA for the Credit Parties and their respective Subsidiaries in effect on the Closing Date, as provided in the definition of "Ratio of Total Funded Debt to EBITDA" in this Agreement, and shall be redetermined and adjusted concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA, as provided in the definition of "Ratio of Total Funded Debt to EBITDA" in this Agreement, with prospective effect until so redetermined and adjusted.

         "Applicable Unused Commitment Fee Percentage" means the percentage per annum determined by reference to the Ratio of Total Funded Debt to EBITDA in accordance with the following table:


         Ratio of Total Funded                Applicable Unused Commitment
             Debt to EBITDA                           Fee Percentage
         ---------------------                ----------------------------
              3.75 or above                                0.50%
               3.50 to 3.74                                0.50%
               3.00 to 3.49                               0.375%
               2.50 to 2.99                               0.375%
               2.00 to 2.49                                0.25%
             less than 2.00                                0.25%




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                  The Applicable Unused Commitment Fee Percentage shall be
                  determined on the Closing Date on the basis of the Ratio of Total Funded Debt to EBITDA in effect on the Closing Date, as provided in the definition of "Ratio of Total Funded Debt to EBITDA" in this Agreement, and shall be redetermined and adjusted concurrently with any adjustment to the Ratio of Total Funded Debt to EBITDA, as provided in the definition of "Ratio of Total Funded Debt to EBITDA" in this Agreement, with prospective effect until so redetermined and adjusted.

         "Application for Revolving Loans Advance" means a written application of the Company for an Advance substantially in the form of EXHIBIT A attached hereto.

         "Arranger" means Banc One Capital Markets, Inc., its successors and assigns.

         "Asset Sale Payment" has the meaning ascribed to such term in Section
         2.06 of this Agreement.

         "Authorized Officer" means the President or the Chief Financial Officer of the Company or such other officer whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced to the Agent by a certified copy of an appropriate resolution of the Board of Directors of the Company.

         "Bank One" has the meaning ascribed to such term in the preamble to this Agreement.

         "Bank One Prime Rate" means a variable per annum interest rate at all times equal to the per annum interest rate established by Bank One from time to time as its "prime rate," such rate to change contemporaneously with each change in such established per annum rate (it being acknowledged that such announced or established




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         rate may not necessarily be the lowest rate charged by Bank One to any of its customers and shall not necessarily be representative of the rate of interest actually charged by Bank One on any loan or class of loans).

         "Banking Day" means a day on which the principal office of Bank One in the City of Indianapolis, Indiana, is open for the purpose of conducting substantially all of the Lender's business activities.

         "Budgeted Acquisition Capital Expenditures" means, Capital Expenditures made by the Company for or in connection with a New Acquisition and which are actually incurred at or within twelve (12) months after the New Acquisition Closing Date and do not exceed in the aggregate the budgeted total of Capital Expenditures for such New Acquisition, as set forth in a Capital Expenditure Budget for the New Acquisition provided to the Agent by the Company within thirty (30) days after the New Acquisition Closing Date.

         "Capital Expenditures" for any period shall mean the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) of the Credit Parties and their respective Subsidiaries, computed on a consolidated basis, during such period that to the extent required by GAAP are required to be included in or reflected as property, plant or equipment or similar fixed asset account in any Financial Statements, including any acquisition, construction or installation of properties or for any additions and improvements thereto or any replacement thereof and the amount capitalized under any Capital Lease, less the net cash proceeds from any dispositions to the extent specifically permitted under this Agreement.

         "Capital Lease" shall mean any lease of property (whether real, personal or mixed) which, to the extent required by GAAP, is accounted for as a capital lease or a Capital Expenditure on the consolidated balance sheet of the Credit Parties and their respective Subsidiaries.

         "Cash Collateral" means any and all cash (or qualified investment property as may be acceptable to the Required Lenders in their sole discretion) required or permitted to be pledged by any Person to the Agent for the pro rata benefit of the Lenders and the Agent under this Agreement as security for all or any part of the Obligations, which shall be held by the Agent for the benefit of the Lenders and the Agent, as secured parties, in a cash or securities collateral account maintained with the Agent ("Collateral Account") under which the Agent for the benefit of the Lenders and the Agent are granted a pledge, security interest and Lien in and to the Collateral Account, the cash and any and all other investment property or other property at any time held in the Collateral Account, and all




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         proceeds and substitutions of any of the foregoing (collectively, the
         "Collateral Account Property"), pursuant to a pledge agreement, account control agreement and such other security and collateral assignment documents as may be required by the Required Lenders to attach and perfect and maintain perfection of such security interests and liens in the Collateral Account Property, all in form and substance satisfactory in all respects to the Required Lenders.

         "Change of Control" means: VNGDI shall cease to own Voting Stock of the Company in an aggregate representing 100% of the total aggregate voting power of all classes of the Voting Stock of the Company, calculated on a fully diluted basis, including Convertible Securities convertible into or exchangeable for Voting Stock of the Company; or VNGI shall cease to own Voting Stock of VNGDI in an aggregate representing 100% of the total aggregate voting power of all classes of the Voting Stock of VNGDI, calculated on a fully diluted basis, including Convertible Securities convertible into or exchangeable for Voting Stock of VNGDI.

         "Closing Date" has the meaning ascribed to such term in the preamble to this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means all present and future assets of each of the Credit Parties and their respective Subsidiaries upon which a Lien is purported to be created by this Credit Agreement, any security agreement or any other Loan Document executed in connection with, pursuant to or by virtue of this Credit Agreement, and all proceeds and products of any of the foregoing.

         "Commitment" means, with respect to each Lender, its commitment to make Advances, to lend its portion of the Term Loan, and to issue or risk participate as to Letters of Credit as set forth in Article II of this Agreement. The amounts of the initial Commitment of each Lender with respect to the Revolving Loans, the Letters of Credit and the Term Loan are set forth on EXHIBIT B attached to this Agreement and made a part hereof for all purposes, as amended from time to time and at any time in accordance with the terms of this Agreement.

         "Commitment Percentage" shall mean, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by the percentage set opposite its designation on EXHIBIT B under the heading and caption "Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this




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         Agreement, or as the context requires, shall mean, when used with reference to any Lender, the percentage set opposite its designation on EXHIBIT B under the heading "Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement.

         "Common Stock" means, with respect to any corporation, the common stock of such corporation, and any class of capital stock of such corporation now or hereafter authorized having the right to share in distributions either of earnings or assets of such corporation without limit as to amount or percentage.

         "Company" has the meaning ascribed to such term in the preamble to this Agreement.

         "Company's Auditors" means one of the six (6) largest independent certified public accounting firms in the U.S.

         "Company Pledge Agreement" has the meaning ascribed to such term in
         Section 4.01(f) of this Agreement.

         "Company Security Agreement" means the Amended and Restated Security Agreement, dated as of the Closing Date, executed by the Company in favor of the Agent for the benefit of the Lenders and the Agent, in form and substance the same as EXHIBIT D to this Agreement, as the same has been and hereafter may be amended, modified, supplemented and/or restated from time to time and at any time.

         "Consolidated Net Income" means, for any period, the net income of the Credit Parties and their respective Subsidiaries, computed on a consolidated basis and in accordance with GAAP for such period.

         "Consolidated Net Worth" means, as of the date any determination thereof is to be made, the net worth of the Credit Parties and their respective Subsidiaries, computed on a consolidated basis in accordance with GAAP as of such date.

         "Convertible Securities" means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

         "Credit Enhancement" means, in reference to the prohibited purposes of Letters of Credit described in Section 2.03(a) of this Agreement, the enhancement or support of or security



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         for any credit extended or to be extended by any Person to the Company or any Subsidiary or Affiliate of the Company or any other Credit Party, including any Debt of the Company for borrowed money, Capital Lease obligations, and any guarantees, endorsements and other contingent obligations of the Company or any other Credit Party with respect to indebtedness, liabilities or obligations of any other Person; provided, that, the term "Credit Enhancement" shall not include Acquisition Seller Debt.

         "Credit Party" and "Credit Parties" have the respective meanings ascribed to such terms in the Recitals to this Agreement.

         "Debt" means, with reference to any Person, all indebtedness, liabilities and obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including (without duplication) liabilities secured by any lien on property owned or acquired by such Person (whether or not the liability secured thereby shall have been assumed and whether or not such Person is personally liable for the payment thereof), obligations under leases which have been (or which in accordance with GAAP should be) capitalized for financial reporting purposes, and all guarantees, endorsements and other contingent obligations of such Person with respect to indebtedness, liabilities or obligations of others.

         "Draft" means a drawing or other demand for payment under a Letter of Credit.

         "EBITDA" means, with respect to the Credit Parties and their respective Subsidiaries for any period, the amount of Consolidated Net Income, plus, without duplication and to the extent deducted in determining the amount of Consolidated Net Income, the sum of interest expense, income tax expense, depreciation and amortization expense, determined in accordance with GAAP.

                  For purposes of determining EBITDA for the Credit Parties and their respective Subsidiaries on a pro forma basis to determine the effect of a New Acquisition on compliance with the covenants in subsections 5.01(g) of this Agreement (excluding the covenant in subsection 5.01(g)(2) of this Agreement) and to determine the Applicable Spread, the Applicable LOC Fee Percentage and the Applicable Unused Commitment Fee Percentage for any period of twelve (12) months or four fiscal quarters of the Company that ends ("Period Ending Date"): (i) on any New Acquisition Closing Date, EBITDA for such period will be deemed to include the Additional EBITDA Amount calculated with respect to the Related Business Entity acquired on such New Acquisition Closing Date; and (ii) within one year after any New Acquisition Closing Date, EBITDA for such period will be deemed to include an amount equal to (A) the Additional




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         EBITDA Amount calculated with respect to the Related Business Entity acquired on such New Acquisition Closing Date, minus (B) 1/12 of such Additional EBITDA Amount for each full calendar month that has elapsed between such New Acquisition Closing Date and the Period Ending Date, minus (c) 1/30 of such Additional EBITDA Amount for each day of any partial calendar month that has elapsed between such New Acquisition Closing Date and the Period Ending Date.

         "EBITDAR" means, with respect to the Credit Parties and their respective Subsidiaries for any period, the EBITDA for such period, plus the Rent Expense for such period.

         "Environmental Laws" means all federal, state and local laws and implementing regulations, now or hereafter effective during the term of this Agreement, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances. Such laws shall include, but not be limited to: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; (b) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., including the statutes regulating underground storage tanks, 42 U.S.C. 6991-6991h; (c) the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; and (d) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. Section 1342.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Existing Acquisition Sellers" means, collectively, the Persons identified on EXHIBIT C attached hereto.

         "Existing Acquisition Seller Debt" means, collectively, the Debt owed by the Company to the Existing Acquisition Sellers, respectively, identified on EXHIBIT C attached hereto.

         "Event of Default" means any of the events described in Section 7.01 of this Agreement.

         "Federal Funds Rate" means, for any day, the average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by



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         federal funds brokers, as published by the Federal Reserve Bank of New
         York for such day, or, if such rate is not so published for any day, the average of the quotations for such rates received by the Bank from three federal funds brokers of recognized standing selected by the Bank in its discretion from time to time as the opening federal funds rate paid or payable by the Bank in its regional federal funds market for overnight borrowings from other banks.

         "Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, and cash flow statements, prepared in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means, with respect to the Credit Parties and their respective Subsidiaries for any period, a ratio of EBITDAR to the sum of the following for the Credit Parties and their respective Subsidiaries, computed on a consolidated basis and determined in accordance with GAAP: (i) the amount of interest which was due and payable in cash or was paid in cash during such period, plus (ii) the amount of depreciation expense deducted in determining the amount of Consolidated Net Income for such period, plus (iii) the amount of scheduled principal payments of Debt which were due and payable in cash or were paid during such period, plus (iv) the amount of income taxes which were due or paid during such period, plus (v) the amount of dividends that were paid by VNGI in cash during such period; plus (vi) Rent Expense deducted in determining the amount of Consolidated Net Income for such period; plus (vii) Stock Redemption Expense paid or payable during such period

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply. Except as otherwise provided in this Agreement, to the extent applicable, all computations and determinations as to accounting or financial matters and all Financial Statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and, to the extent applicable, all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

         "Government Acts" has the meaning ascribed to such term in subsection 2.03(e) of this Agreement.

         "Guaranties" means, collectively, the Parent Guaranties and the Subsidiary Guaranties, and the term "Guaranty" means any of the Guaranties, individually.




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         "Guarantors" means, collectively, VNGDI, VNGI and any Subsidiary of the
         Company which hereafter unconditionally guaranties the Obligations pursuant to a Guaranty executed and delivered by such Subsidiary in favor of the Lenders, and "Guarantor" means any of the Guarantors, individually.

         "Hazardous Substance" means any hazardous or toxic substance regulated by any Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, or by any federal, state or local governmental agencies having jurisdiction over the control of any such substance including but not limited to the United States Environmental Protection Agency.

         "Highest Lawful Rate" means the maximum rate of interest which may be charged the Company by the Lenders under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to corporations.

         "Initial Letters of Credit" means the letters of credit issued by Bank One on behalf of the Company pursuant to the Original Agreement or any previous version thereof which remain outstanding on the Closing Date.

         "Intercreditor Agreements" means, collectively, Intercreditor and Subordination Agreements among the Agent, the Company and certain of the Existing Acquisition Sellers and which are outstanding on the Closing Date, as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time.

         "Initial Lenders" means, collectively, Bank One, LaSalle, Firstar, B of A, National City and Huntington.

         "Interest Period" means, with respect to any LIBOR Advance, the one (1) month, two (2) month, three (3) month or six (6) month period selected by the Company as provided in this Agreement and commencing on that day designated by the Company in its written notice to the Bank making such selection (so long as such day is not less than two (2) London Business Days after the date of such notice). Each Interest Period for a LIBOR Advance that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last London Business Day of the appropriate sequent calendar month.

         Each Interest Period for a LIBOR Advance which would otherwise end on a day which is not a London Business Day shall end on the immediately succeeding London Business Day (unless such immediately succeeding London Business Day is in another calendar month, in which case such Interest Period shall end on the immediately preceding London Business
         Day).

         "Interest Rate Agreement" means any interest rate hedging agreement, interest rate swap agreement, interest rate cap agreement, foreign currency hedging agreement or other interest rate or foreign currency protection agreement or arrangement designed to protect the Company against fluctuations in interest rates or foreign currency values. (The amount of the obligation under any Interest Rate Agreement shall be the amount determined in respect thereof as of the end of the most recently ended fiscal quarter of such Person, based on the assumption that such Interest Rate Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Interest Rate Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.)

         "Lenders" means, collectively, the Signatory Lenders and any Purchaser that becomes a Lender party to this Agreement pursuant to the terms of
         Section 9.08 of this Agreement, together with their respective successors and assigns, and "Lender" means any one of the Lenders.

         "Letters of Credit" means all standby letters of credit issued by Bank One pursuant to Section 2.03 of this Agreement, but also including the Initial Letters of Credit.

         "Letter of Credit Exposure" means, as of the date such amount is to be determined, the sum of:

                  (a) the aggregate face amounts of all Letters of Credit that have not expired by their terms or have not been surrendered by the beneficiary prior to the expiration thereof (including the face amounts of any Letters of Credit that have expired by their terms but have not been surrendered by the beneficiary and as to which the beneficiary asserts a right to present and/or have honored Drafts); less any portion of such face amounts that has been exhausted by the payment or acceptance of Drafts thereunder or otherwise; plus

                  (b) the total dollar amount of (1) the amount of all Drafts under Letters of Credit which have been honored by Bank One or which Bank One has otherwise been required to pay but with respect to which Bank One has not yet received reimbursement from the Company, including without limitation, the principal amounts of all outstanding Letter of Credit Loans, and (2) the amount of all Drafts under Letters of Credit which have been presented to Bank One but not honored by Bank One, which Bank One (in its sole discretion) determines it may yet honor or be required to honor or the amount of which it may otherwise be required to pay.

         "Letter of Credit Loan" has the meaning ascribed to such term in subsection 2.03(d) of this Agreement.

         "LIBOR Advance" means any Advance or portion of the Revolving Loans (or, if the case, the entire outstanding principal balance of the Revolving Loans) or any portion of the Term Loan (or, if the case, the entire outstanding principal balance of the Term Loan) as to which a LIBOR-based Rate is elected by the Company pursuant to this Agreement.

         "LIBOR-based Rate" means a per annum rate at which interest accrues on a LIBOR Advance equal to the sum of the applicable Adjusted LIBOR Rate, plus the Applicable Spread.

         "LIBOR Rate" means, with respect to a LIBOR Advance for the applicable Interest Period, an interest rate per annum equal to the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two London Banking Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBOR Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two London Banking Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant LIBOR Advance and having a maturity equal to such Interest Period. Each determination of a LIBOR Rate made by the Agent in accordance with the foregoing shall be conclusive except in the case of demonstrative or manifest error.

         "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

         "Loans" means, collectively, the Revolving Loans, the Term Loan and Letter of Credit Loan and, when used in the singular form, means either of the Loans, as the context requires.

         "Loan Documents" means, collectively, this Agreement, the Revolving Notes, the Term Notes, the Company Security Agreement, the Company Pledge Agreement, the Parent Guaranties, the Parent Pledge Agreements, the Parent Security Agreements, the Subsidiary Guaranties, the Subsidiary Security Agreements, the Intercreditor Agreements, any and all Reimbursement Agreements, the Agent Fee Agreement, the Master Agreement and any and all Interest Rate Agreements which at any time from and after the Closing Date may be made between the Company and any of the Lenders, and all other instruments, agreements and documents executed and delivered or to be delivered by any Person pursuant to or by virtue of this Agreement, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

         "London Business Day" means, with respect to any LIBOR Advance, a day which is both a Banking Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Master Agreement" means that certain ISDA Master Agreement, dated as of December 1, 1997, between Bank One and the Company, as the same may be amended, supplemented and/or restated from time to time.

         "Maximum Availability" means $100,000,000.00 or such greater amount as may be established pursuant to Section 2.02(g) of this Agreement. If an Event of Default or an Unmatured Event of Default has occurred and is continuing and the Agent shall have notified the Company of the election of the Required Lenders to take any action specified in
         Section 7.02 of this Agreement, the Maximum Availability shall be automatically reduced to zero (0) dollars without any action on the part of or the giving of any additional notice to the Company by the Lenders or the Agent.

         "Maximum Revolver Availability" means, as of any date such amount is to be determined, the Maximum Availability minus the Letter of Credit Exposure as of such date.

         "New Acquisition" means the acquisition by the Company from any Person of the assets and goodwill of such Person which comprise a Related Business Entity, or of all or substantially all of the stock, partnership interest, or other ownership interest of any type whatsoever of such Person in a Related Business Entity if such Related Business Entity is merged into the Company with the Company being the surviving entity, in a transaction or series of transactions closed after the Closing Date, provided that (i) the consummation of such acquisition on a pro forma basis will not cause the occurrence of an Event of Default or an Unmatured Event of Default; and (ii) Financial Statements have been maintained for such Related Business Entity for such periods preceding the acquisition as may be reasonably required by the Required Lenders (collectively, the "Qualification Conditions"). An acquisition which would otherwise qualify as a "New Acquisition" shall not so qualify unless the Company shall have obtained from the Agent its confirmation that the written submissions made to the Agent by the Company demonstrate that the Qualifying Conditions are fully met with respect to the proposed acquisition. To obtain such confirmation from the Agent the Company shall submit to the Agent such historical financial statements and pro forma calculations of the Additional EBITDA Amount which will be applicable to the proposed acquisition as the Agent may require.

         "New Acquisition Closing Date" means the date on which a New Acquisition is consummated.

         "Notes" means, collectively, the Revolving Notes and the Term Notes, and when used in the singular, means any of the Notes, as the context requires.

         "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to the Lenders or any of them or the Agent by the Company, whether arising under, by virtue of or pursuant to this Agreement, any of the Notes, any of the Reimbursement Agreements, any other Loan Document, the Master Agreement or any of the agreements contemplated by Section 9.15 of this Agreement, together with all costs, expenses and reasonable attorneys' fees (including the reasonable allocated costs of staff counsel) incurred by each of the Lenders and by the Agent in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by any Lender owed to some other Person.

         "Officer's Certificate" means a certificate in the form included as a part of EXHIBIT G attached hereto signed by the President or Chief Financial Officer of the Company, confirming that all of the representations and warranties contained in Section 3.01 of this Agreement are true and correct as of the date of such certificate except as specified therein and with the further exceptions that: (i) the representation contained in subsection 3.01(d) of this Agreement shall be construed so as to refer to the latest Financial Statements which have been furnished to the Lenders as of the date of any such certificate, (ii) the representations contained in subsection 3.01(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Credit Parties, but also to their respective Subsidiaries, whether now owned or hereafter acquired, (iii) the representation contained in subsection 3.01(l) of this Agreement shall be deemed to be amended to reflect the existence of any Subsidiary hereafter formed or acquired by the Credit Parties with the consent of the Required Lenders, and (iv) all other representations will be construed to have been amended to conform with any changes of which the Credit Parties shall have previously given the Lenders' notice in writing. The Officer's Certificate shall further confirm that no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the Officer's Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by the Credit Parties to correct it.

         "Parent Guaranties" and "Parent Guaranty" have the respective meanings ascribed to such terms in Section 4.01(c) of this Agreement.

         "Parent Pledge Agreements" and "Parent Pledge Agreement" have the respective meanings ascribed to such terms in Section 4.01(e)(1) of this Agreement.

         "Parent Security Agreements" and "Parent Security Agreement" have the respective meanings ascribed to such terms in Section 4.01(d) of this Agreement.

         "Period Ending Date" has the meaning ascribed to such term in the text of the definition of EBITDA in this Section 1.01.

         "Permitted Asset Sales" means all sales and other dispositions by the Company and its Subsidiaries of tangible assets (other than the sale of inventory, cylinders and other equipment in the ordinary course of business and other than Short-Term Real Estate Sales) permitted by the terms of the Loan Documents.

         "Person" shall mean an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means an employee pension benefit plan as defined in ERISA.

         "Prime-based Rate" means a variable rate per annum at which interest accrues on all or a portion of a Loan under the terms of this Agreement, equal at all times to the Prime Rate, as in effect from time to time, plus the Applicable Spread.

         "Prime Rate" means, for any date of determination, a rate of interest per annum equal to the higher of (i) the Bank One Prime Rate for such date, and (ii) the Federal Funds Rate for such date, plus One-Half Percent (.50%) per annum. The Prime Rate shall change each day with any change in the Bank One Prime Rate or Federal Funds Rate, if applicable.

         "Prime Rate Advance" means any Advance or portion of the Revolving Loans (or, if the case, the entire outstanding principal balance of the Revolving Loans) or any portion of the Term Loan (or, if the case, the entire outstanding principal balance of the Term Loan) which bears interest at the Prime-based Rate.

         "Purchaser" shall have the meaning ascribed to such term in
         Section 9.08(b) of this Agreement.

         "Ratio of Total Funded Debt to EBITDA" shall mean, for any period, the ratio of Total Funded Debt of the Credit Parties and their respective Subsidiaries at the close of that period to EBITDA of the Credit Parties and their respective Subsidiaries for that period, computed on a consolidated basis and determined in accordance with GAAP. For purposes of determining the Applicable Spread, the Applicable LOC Fee Percentage and the Applicable Unused Commitment Fee and the ratios for which compliance is required pursuant to Section 5.01(g) of this Agreement, the Ratio of Total Funded Debt to EBITDA shall be determined on the Closing Date on the basis of the consolidated Financial Statements of the Credit Parties and their respective Subsidiaries provided to the Lenders prior to the Closing Date for the preceding twelve (12) calendar month period ending December 31, 1999, and thereafter shall be redetermined and adjusted from and after the Closing Date as necessary as follows:

                           (i) Quarterly Adjustments. For purposes of
                  determining the Applicable Spread, the Applicable Unused Commitment Fee, and the Applicable LOC Fee Percentage, the Ratio of Total Funded Debt to EBITDA shall be redetermined and adjusted as necessary on the basis of the consolidated Financial Statements of the Credit Parties and their respective Subsidiaries for the most recent preceding four fiscal quarters of the Company provided to the Lender pursuant to the requirements of subsection 5.01(b) of this Agreement (a "Quarterly Adjustment"), with prospective effect until the next adjustment date. Quarterly Adjustments shall be made on the first interest payment date which follows receipt by the Lenders of the consolidated Financial Statements for the last month of the first fiscal quarter of the Company ending after the Closing Date, and thereafter on the first interest payment date which follows receipt by the Lenders of the consolidated Financial Statements upon which such adjustment is based (a "Quarterly Adjustment Date"), but no Quarterly Adjustment shall be effective as to any LIBOR-based Rate elected prior to the Quarterly Adjustment Date until the expiration of the period of time for which such LIBOR-based Rate shall have been elected by the Company.

                           (ii) New Acquisition Adjustments. For purposes of
                  determining the Applicable Spread, the Applicable Unused Commitment Fee, the Applicable LOC Fee Percentage, and the ratios for which compliance is required pursuant to Section 5.01(g) of this Agreement, the Ratio of Total Funded Debt to EBITDA shall be redetermined and adjusted as necessary on each New Acquisition Closing Date on the basis of the consolidated Financial Statements of the Credit Parties and their respective Subsidiaries for the most recent twelve (12) calendar month period that precedes the New Acquisition Closing Date provided to the Lenders pursuant to the requirements of subsection 5.01(b) of this Agreement (a "New Acquisition Adjustment"), with prospective effect until the next adjustment date, but no New Acquisition Adjustment shall be effective as to any LIBOR-based Rate elected prior to the New Acquisition Date until the expiration of the period of time for which such LIBOR-based Rate shall have been elected by the Company.

                  Notwithstanding the foregoing, in the event the Credit Parties fail to deliver when due the Financial Statements and compliance certificates required under subsection 5.01(b) of this Agreement for any month which ends a fiscal quarter of the Company and fail to cure such default within ten (10) days after notice of such default by the Agent, then the Applicable Unused Commitment Fee Percentage, Applicable LOC Fee Percentage and the Applicable Spread shall be adjusted (without further prior notice by the Agent or any of the Lenders to the Company) to the largest number shown in the table applicable to such definition from such due date until the first interest payment date which follows delivery to the Lenders of such Financial Statements. It is noted that the tables defining Applicable LOC Percentage, Applicable Unused Commitment Fee Percentage and the Applicable Spread provide for a Ratio of Total Funded Debt to EBITDA with respect to the Credit Parties and their respective Subsidiaries greater than that which may be permissible under the terms of subsection 5.01(g) of this Agreement. For the avoidance of doubt, it is agreed that it is the intent of the parties that the Lenders shall be free to exercise all remedies otherwise provided for in this Agreement in the event of the violation of the covenant stated in subsection 5.01(g) of this Agreement, notwithstanding the determination of the Applicable Unused Commitment Fee Percentage, Applicable LOC Percentage and the Applicable Spread in accordance with and by reference to this definition.

         "Real Estate Leases" shall mean all non-cancellable leases of real property or improvements or fixtures thereon, which leases, in conformity with GAAP, are not required to be capitalized.

         "Regulatory Change" means at any time after the Closing Date (a) any change in existing, or any introduction or adoption of new, United States federal, state or foreign laws, regulations, treaties or directives (including Regulation D of the Board of Governors of the Federal Reserve System), (b) any change in the interpretation of the foregoing by any Governmental Authority charged with the administration or interpretation thereof, or (c) any change in the manner in which existing guidelines of any federal or state governmental authority are enforced.

         "Reimbursement Agreement" has the meaning ascribed to such term in subsection 2.03(a) of this Agreement.

         "Related Business Entity" means an operating business entity, division or unit engaged in one or more lines of business in which the Company is engaged as of the Closing Date, being the packaging and wholesale distribution of industrial gas and welding, propane and fire extinguishment equipment and supplies.

         "Remaining Availability" means, at any time a determination thereof is to be made, that amount which results by subtracting from the Maximum Availability the sum of (i) the principal balance of the Revolving Loans outstanding at such time, and (ii) the aggregate Letter of Credit Exposure at such time.

         "Rent Expense" means for any fiscal period, the total amount of rents and other charges payable during such period by the Credit Parties and their respective Subsidiaries under all Real Estate Leases to which they are a lessee, all as determined on a consolidated basis in accordance with GAAP.

         "Required Lenders" means Lenders in the aggregate having at least 66.67% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66.67% of the aggregate unpaid principal of the Obligations.

         "Required Term Lenders" means Term Lenders in the aggregate holding at least 66.67% of the aggregate unpaid principal of the Term Loan.

         "Reserve Requirement" means, with respect to an Interest Period for a LIBOR Advance, the maximum aggregate reserve requirement (including all basic, supplemental, marginal, emergency and other reserves), assessments or similar requirements under any regulations of the Board of Governors of the Federal Reserve System (or any successor thereto) or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D).

         "Revolver Lenders" means, collectively, all of the Signatory Lenders and any Purchaser that becomes a Revolver Lender party to this Agreement pursuant to the terms of Section 9.08 of this Agreement, together with their respective successors and assigns, and "Revolver Lender" means any one of the Revolver Lenders.

         "Revolving Loans" has the meaning ascribed to such term in subsection 2.02(a) of this Agreement.

         "Revolving Loans Commitment Percentage" shall mean, when used with reference to any Revolver Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by the percentage set opposite its designation on EXHIBIT B under the heading "Revolving Loans Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement, or as the context requires, shall mean, when used with reference to any Revolver Lender, the percentage set opposite its designation on EXHIBIT B under the heading "Revolving Loans Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement.

         "Revolving Loans Maturity Date" means the earlier of (i) the Scheduled Revolving Loans Maturity Date, and (ii) that date upon which payment of any of the Revolving Loans is accelerated in accordance with Section
         7.02 of this Agreement.

         "Revolving Notes" has the meaning ascribed to such term in subsection 2.02(b) of this Agreement, and "Revolving Note" means any one of the Revolving Notes.

         "Sale Value" means, with respect to any asset sold or otherwise disposed of as a Permitted Asset Sale, the higher of: (i) the book value of the asset on the books of the Company or its Subsidiary immediately prior to such sale or other disposition, and (ii) the Asset Sale Payment received with respect to such sale or other disposition.

         "Securities Commission" means the Securities and Exchange Commission or any other Federal agency from time to time administering the Securities Act of 1933, as amended.

         "Scheduled Revolving Loans Maturity Date" means April 30, 2003, or such later date as may be established pursuant to the terms of Section 2.02(f) of this Agreement.

         "Scheduled Term Loan Maturity Date" means October 4, 2003.

         "Short-Term Real Estate Sale" means any arms-length sale made by the Company while there is no Event of Default or Unmatured Event of Default (including any sale which is part of a sale-leaseback transaction) to a Person who is not an Affiliate of the Company or any of the Guarantors, of real estate (including improvements thereon) which has been owned by the Company for less than one year, and the term "Short-Term Real Estate Sales" means all of such sales, collectively.

         "Stock Redemption Expense" means, with respect to any period, the total cost incurred by VNGI in the purchase and redemption of any of its capital stock at any time during such period, as such cost is determined in accordance with GAAP.

         "Subordination Agreement" has the meaning ascribed to such term in
         Section 5.02(d)(4) of this Agreement.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other business entity over which such Person exercises control, provided that it shall be conclusively presumed that such Person exercises control over any such entity 51% or more of the equity interest in which is owned by such Person, directly or indirectly.

         "Subsidiary Guaranties" means, collectively, the guaranties executed and delivered to the Lenders by any Subsidiary of the Company pursuant to the requirements of Section 4.01(f) of this Agreement, as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, and the term "Subsidiary Guaranty" means any of the Subsidiary Guaranties.

         "Subsidiary Security Agreements" means, collectively the security agreements executed and delivered to the Agent by any Subsidiary of the Company pursuant to the requirements of Section 4.01(f) of this Agreement, as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, and the term "Subsidiary Security Agreement" means any of the Subsidiary Security Agreements.

         "Term Lenders" means all of the Signatory Lenders, other than WesBanco, and any Purchaser that becomes a Term Lender party to this Agreement pursuant to the terms of Section 9.08 of this Agreement, together with their respective successors and assigns.

         "Term Loan" has the meaning ascribed to such term in subsection 2.04 of this Agreement.

         "Term Loan Commitment Percentage" shall mean, when used with reference to any Term Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by the percentage set opposite its designation on EXHIBIT B under the heading "Term Loan Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement, or as the context requires, shall mean, when used with reference to any Term Lender, the percentage set opposite its designation on EXHIBIT B under the heading "Term Loan Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement.

         "Term Loan Maturity Date" means the earlier of (i) the Scheduled Term Loan Maturity Date, and (ii) that date upon which payment of the Term Loan is accelerated in accordance with Section 7.02 of this Agreement.

         "Term Notes" has the meaning ascribed to such term in subsection 2.04(b) of this Agreement, and "Term Note" means any one of the Term Notes.

         "Total Funded Debt" means, with respect to the Credit Parties and their respective Subsidiaries, as of the date any determination thereof is to be made, all interest-bearing Debt of the Credit Parties and their respective Subsidiaries (including all Acquisition Seller Debt or other subordinated interest-bearing Debt), computed on a consolidated basis and determined in accordance with GAAP.

         "Transfer Agreement" has the meaning ascribed to such term in the Recitals to this Agreement.

         "Type" means, with respect to any Advance, its nature as a LIBOR Advance or a Prime Rate Advance.

         "Unmatured Event of Default" means any event specified in Section 7.01 of this Agreement, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

         "VNGI" has the meaning ascribed to such term in the Recitals to this Agreement.

         "VNGDI" has the meaning ascribed to such term in the Recitals to this Agreement.

         "Voting Stock" means, in reference to the Company, all classes of capital stock of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company, and means, in reference to VNGDI, all classes of capital stock of VNGDI then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors of VNGDI.

                                   ARTICLE II

                                 Borrowing Terms

                  Section 2.01. General Statement. Subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Company and the other Credit Parties made in this Agreement and the other Loan Documents, each Lender severally agrees to make the Loans and issue or risk participate with respect to the Letters of Credit as described in this Article II.

                  Section 2.02.  The Revolving Loans.

                  (a) The Commitment -- Use of Proceeds. Each of the Revolver Lenders severally agrees, subject to the terms and conditions of this Agreement, to make Advances to the Company on a revolving basis (collectively, the "Revolving Loans") from time to time from and after the Closing Date until the Revolving Loans Maturity Date, with the principal balance of all of the Revolving Loans not to exceed in the aggregate at any time the Maximum Revolver Availability and with the outstanding principal balance of all Advances made by each Revolver Lender not to exceed at any time such Lender's Revolving Loans Commitment Percentage of the Maximum Revolver Availability. Advances may be used by the Company only to fund working capital requirements and New Acquisitions and to refinance existing Debt of the Company.

                  The Revolving Loans under this Agreement are a continuation, on amended terms, of the "Revolving Loan" extended to the Company by the Signatory Lenders and PNC under the Original Agreement (the "Prior Revolving Loans") and the Company affirms, acknowledges and agrees that the aggregate outstanding principal balance of the Prior Revolving Loans as of the Closing Date is $__________________, being the unpaid principal amount of the Prior Revolving Loans immediately prior to the execution of this Agreement.

                  (b) Method of Borrowing. The obligation of the Company to repay the Revolving Loans shall be evidenced by promissory notes executed by the Company to each of the Revolver Lenders in the form of EXHIBIT E attached hereto (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the "Revolving Notes"). So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Revolving Loans Maturity Date, the Company may borrow, repay (subject to the requirements of Section 2.06 of this Agreement) and reborrow under the Revolving Notes on any Banking Day, provided that Company shall not be entitled to receive and the Revolver Lenders shall not be obligated to make any Advance: (i) at any time an Event of Default or an Unmatured Event of Default has occurred or is continuing;

(ii) if the amount of such Advance would exceed the amount of the Remaining Availability as of the date of such Advance; or (iii) if after making such Advance the aggregate principal balance of the Revolving Loans would exceed the Maximum Revolver Availability. Each Advance shall be conditioned upon receipt by the Agent from the Company of an Application for Revolving Loans Advance and an Officer's Certificate, provided that the Agent may, at its discretion, make a disbursement upon the oral request of the Company made by an Authorized Officer, or upon a request transmitted to the Agent by telecopy or by any other form of written electronic communication (all such requests for Advances being hereafter referred to as "informal requests"). The Agent shall promptly give each Revolver Lender telephonic notice (confirmed in writing, which may be by telecopy) of each Advance request. In so doing, the Agent may rely on any informal request which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer. Each informal request shall be promptly confirmed by a duly executed Application for a Revolving Loans Advance and Officer's Certificate if the Agent so requires and shall in and of itself constitute the representation of the Company that no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the making of the requested Advance, that the requested Advance would not exceed the Remaining Availability then outstanding, and that the making of the requested Advance would not cause the aggregate principal balance of the Revolving Loans to exceed the Maximum Revolver Availability. All borrowings and reborrowings and all payments shall be in amounts of not less than Two Hundred Fifty Thousand Dollars ($250,000), except for payment of the entire aggregate principal balance of the Revolving Loans and except for special prepayments of principal required under the terms of Section 2.06 of this Agreement. Upon receipt of an Application for a Revolving Loans Advance, or at the Agent's discretion upon receipt of an informal request for an Advance and upon compliance with any other conditions of lending stated in Section 6.01 of this Agreement applicable to the Revolving Loans, the Agent shall disburse the amount of the requested Advance to the Company as provided in Section 2.02(c). Except as the Agent and the Revolver Lenders may otherwise determine in their absolute discretion, no Advance will be made on the day the Agent receives the Application for a Revolving Loans Advance or informal request for Advance is received by the Agent unless such Application or request is received by the Agent prior to 12:00 noon, Indianapolis, Indiana time. Advances by each Revolver Lender and payments by the Company shall be recorded by each Revolver Lender on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of each Revolver Lender. The Revolver Lenders' books and records shall be presumed prima facie to be correct as to such matters.

                  (c) Disbursement of Funds. On the date each Advance is to be made, each Revolver Lender will make available to the Agent its Revolving Loan Commitment Percentage of the Advance requested to be made on such date in U.S. Dollars and in immediately available funds, not later than 1:00 p.m. (Indianapolis time) at the account specified in
Section 2.05(c), and the Agent will make available to the Company the aggregate of the amounts so made available by the Revolver Lenders, in immediately available funds by disbursing such amounts to an account established by the Company with the Agent for that purpose. Unless the Agent shall have been notified by any Revolver Lender prior to the date of an Advance that such Revolver Lender does not intend to make available to the Agent such Revolver Lender's Commitment Percentage of the Advance to be made on such date, the Agent may assume that such Revolver Lender has made such amount available to the Agent on the date of the Advance and the Agent may, in reliance upon such assumption, make available to the Company such Revolver Lender's Revolving Loan Commitment Percentage thereof. If such Revolver Lender does not in fact make available to the Agent such amount on the date of such Advance, the Agent shall be entitled to recover such amount on demand from such Revolver Lender. If a Revolver Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company and the Company shall within one Banking Day repay a corresponding amount to the Agent, together with interest on such corresponding amount in respect of each day from and including the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent, at the interest rate applicable to the related Advance during the period in question (which amounts the Agent shall be entitled to retain for its own account). Nothing herein shall be deemed to relieve any Revolver Lender from its obligation to fund its Revolving Loan Commitment Percentage of each requested Advance, or to prejudice any rights which the Company may have against a Revolver Lender as a result of any failure by such Revolver Lender to fund its Revolving Loans Commitment Percentage of any requested Advance.

                  The Company agrees that upon demand by any Revolver Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Revolver Lender against any net loss or expense which such Revolver Lender sustains or incurs, as reasonably determined by such Revolver Lender, as a result of any failure of the Company to borrow any Advance on the date specified therefor in an Advance request.

                  (d) Interest on the Revolving Loans. The principal amount of the Revolving Loans outstanding each day from and after the Closing Date shall bear interest until the Revolving Loans Maturity Date at a rate per annum equal to the Prime-based Rate for such day, and shall be treated as a Prime Rate Advance, except that at the option of the Company, exercised from time to time as provided herein, interest may accrue prior to maturity on any portion or on the entire outstanding principal balance of the Revolving Loans as to which no LIBOR-based Rate elected remains in effect, at a LIBOR-based Rate, provided that an election of a LIBOR-based Rate for a period extending beyond the Scheduled Revolving Loans Maturity

Date shall be permitted only at the discretion of Required Lenders. After the Revolving Loans Maturity Date and until paid in full, the principal amount of the Revolving Loans outstanding from time to time shall bear interest each day at a per annum rate equal to the Prime-based Rate for such day plus two percent (2.0%) per annum, except that as to any LIBOR Advances for which the Company may have elected a LIBOR-based Rate for an Interest Period that has not expired at the Revolving Loans Maturity Date, such LIBOR Advances shall, during the remainder of such period, bear interest at the greater of the Prime-based Rate (for each day during the remainder of such period) plus two percent (2.0%) per annum, or the LIBOR-based Rate then in effect with respect thereto plus two percent (2.0%) per annum. Each change in the rate of interest to be charged on Prime Rate Advances shall become effective on the date of each change in the Prime Rate. Each change in the rate of interest to be charged on any LIBOR Advance shall become effective without notice on the commencement of the Interest Period for that LIBOR Advance based on the LIBOR-based Rate for that Interest Period then in effect. With respect to that principal portion of the Revolving Loans, if any, which bears interest at the Prime-based Rate, accrued interest shall be due and payable quarterly on the last Banking Day of each calendar quarter until the Revolving Loans Maturity Date. With respect to each LIBOR Advance, accrued interest thereon shall be due and payable on the last day of each applicable Interest Period until the Revolving Loans Maturity Date; except in the case of LIBOR Advances with an Interest Period exceeding three months, accrued interest shall be due and payable at intervals of three months after the first day of such Interest Period until the Revolving Loans Maturity Date. On the Revolving Loans Maturity Date, the entire unpaid principal balance of the Revolving Loans and Revolving Notes and all unpaid, accrued interest thereon, shall be due and payable in full without demand. After the Revolving Loans Maturity Date, interest shall be payable as accrued and without demand.

                  (e) Facility Fee. In addition to interest accruing on the Revolving Loans, the Company shall pay to the Agent, for the pro rata account of the Revolver Lenders, a facility fee for each partial or full calendar quarter from and after the Closing Date until the Revolving Loans Maturity Date equal to the Applicable Unused Commitment Fee Percentage per annum on the daily average "Unused Revolving Loans Commitment" (as hereinafter defined) during each such quarter. As used herein, the term "Unused Revolving Loans Commitment" means, for each day a determination thereof is to be made, the positive excess, if any, which results by subtracting from the Maximum Availability at the close of such day the sum of the outstanding aggregate principal amount of the Revolving Loans at the close of such day plus the Letter of Credit Exposure at the close of such day. Facility fees for each calendar quarter shall be due and payable within ten
(10) days following the Agent's submission of a statement of the amount due. Such fees may be debited by the Agent when due to any demand deposit account of the Company carried with the Agent without further authority.

                  (f) Extension of Scheduled Revolving Loans Maturity Date. Upon the written request of the Company made not earlier than ninety (90) days nor later than sixty (60) days prior to each anniversary of the Closing Date, and the unanimous agreement of the Revolver Lenders (which approval and agreement by each Revolver Lender is at the sole discretion of each such Revolver Lender) extend the Scheduled Revolving Loans Maturity Date for a period of one additional year, and upon the unanimous agreement in writing of the Revolver Lenders to any such one-year extension, the date to which the Scheduled Revolving Loans Maturity Date is then extended will become the "Scheduled Revolving Loans Maturity Date" for purposes of this Agreement.

                  (g) Increase of Revolving Loans Commitment and Maximum Availability. The Company may, at any time, request the Revolver Lenders in writing to increase the total Commitments of the Revolver Lenders with respect to the Revolving Loans, provided that (i) such increase shall not cause the aggregate total Revolving Loans Commitments to exceed One Hundred Twenty Million Dollars ($120,000,000.00), and (ii) no Event of Default shall have occurred or be continuing. Any or all of the Revolver Lenders may, but shall not be obligated to, increase its Revolving Loan Commitment by all or any portion of the additional amount requested. Immediately upon the effectiveness of any such increase in the total Revolving Loan Commitments, each Revolver Lender's Revolving Loan Commitment Percentage of the total Commitments for Revolving Loans shall be automatically adjusted to reflect the same. In the event the Revolver Lenders agree to increase the Revolving Loans Commitments by less than all of the amount requested, the Company may seek additional commitments in the amount of the difference between the requested increase and the amount of increase in Revolving Loans Commitments agreed to by the Revolver Lenders from a third party financial institution provided that such third party financial institution is selected upon prior written notice to Agent and would meet all qualifications of a Purchaser, were it at that time to be a Purchaser, and such third party financial institution shall become a party to this Credit Agreement by an amendment in form and substance as required by Required Lenders.


                  Section 2.03.     Standby Letters of Credit.

                  (a) Standby Letters of Credit -- General. Bank One agrees, subject to the terms and conditions of this Agreement, to issue upon the application of the Company and for the account of the Company standby letters of credit for the purpose of supporting payment of all or any part of the Acquisition Seller Debt or for any other general business purpose of the Company other than Credit Enhancement (each a "Letter of Credit"), provided that:

                           (1) The aggregate Letter of Credit Exposure shall not at any time exceed the lesser of (A) Twenty-Five Million Dollars ($25,000,000) or (B) the Maximum Availability at such time minus the aggregate outstanding principal balance of all Revolving Loans at such time;

                           (2) The Company shall not request and Bank One shall have no obligation to issue any Letter of Credit: (i) at any time any Event of Default or Unmatured Event Default shall have occurred and be continuing; (ii) at any time after the Revolving Loans Maturity Date;
         (iii) if, after giving effect to such issuance, the aggregate Letter of Credit Exposure would exceed the lesser of (A) Twenty-Five Million Dollars ($25,000,000) or (B) the Maximum Availability then outstanding minus the then aggregate outstanding principal balance of all Revolving Loans; (iv) if the face amount of such Letter of Credit would exceed the then outstanding Remaining Availability; or (v) for any purpose other than those permitted hereunder;

                           (3) Bank One in no event shall be obligated to issue any Letter of Credit: (i) having an expiration date later than seven
         (7) years and thirty (30) days from the date of issuance; or (ii) if the issuance of such Letter of Credit on the terms requested would be contrary to, or in violation of the policies of Bank One or any requirement of applicable law;

                           (4) The form of the requested Letter of Credit shall be satisfactory to Bank One in the reasonable exercise of Bank One's discretion; and

                           (5) Bank One shall have received from the Company an application and reimbursement agreement for the Letter of Credit in form and substance satisfactory to Bank One in all respects (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, "Reimbursement Agreement"), duly executed by an Authorized Officer on behalf of the Company.

                  (b) Risk Participation. Each Revolver Lender (other than Bank
One) hereby agrees that, immediately upon the issuance of each Letter of Credit and as of the Closing Date as to the Initial Letters of Credit, such Revolver Lender shall purchase, and shall be deemed to have irrevocably purchased from Bank One (without the necessity of the execution or delivery by Bank One or such Revolver Lender of any further or additional document evidencing such purchase) a risk participation in such Letter of Credit and the obligations of Bank One with respect to Drafts thereunder (including any Letter of Credit Loan), in an amount equal to such Lender's Revolving Loan Commitment Percentage.

                  (c) Letter of Credit Procedures. Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to Bank One not later than 11:30 a.m. (Dallas, Texas time) at least three Banking Days (or such shorter period as may be agreed to by Bank One in any particular instance) in advance of the proposed date of issuance a Reimbursement Agreement duly executed by an Authorized Officer. Each Reimbursement Agreement shall include a precise description of the documents and the verbatim text of any certificate to be presented by the proposed beneficiary with, or as a part of any Draft; provided that Bank One, in its sole judgment, may require changes in the description of any such documents and the text of such certificates; and provided further that, at the discretion of Bank One, each Letter of Credit shall provide that payment against a conforming Draft is not required to be made thereunder prior to the close of business on the third Banking Day following presentment of such Draft.

                  (d) Draws under Letters of Credit. Upon presentation of a Draft under any Letter of Credit by the beneficiary thereof, Bank One shall notify the Company and the Lenders of the receipt thereof ("Draft Notice") not later than one Banking Day prior to the date on which Bank One intends to honor such Draft. The Draft Notice may be given by telephone or telecopy. Failure to give the Draft Notice or to give the Draft Notice in a timely manner shall not in any way affect or limit the payment obligation of the Company or the obligations of the Lenders hereunder. Upon receipt of the Draft Notice, the Company shall make or cause to be made an irrevocable deposit with Bank One not later than 1:00 p.m., Dallas, Texas time, one (1) Banking Day prior to the day on which the Draft is to be honored, in an amount equal to the full amount which is to be paid under such Draft, in good and collected funds (the "Reimbursement Amount"), specifying that it is depositing such money for the sole purpose of funding the payment of such Draft.

                  In determining whether to honor any Draft, Bank One shall be responsible only to determine that the documents and certificates required to be delivered with such Draft under the appropriate Letter of Credit have been delivered and that on their faces they are in substantial compliance with the requirements of that Letter of Credit. In the event of any conflict between the terms of any Reimbursement Agreement and the terms of this Agreement, the terms of this Agreement shall control; and the terms of a Reimbursement Agreement shall not be deemed to be in conflict with the terms of this Agreement solely by reason of the fact that it addresses one or more subject matters that are addressed by this Agreement and contains provisions that are different from those set forth in this Agreement.

                  (e) Reimbursement Obligations of the Company. The Company hereby agrees to reimburse Bank One, on demand, the amount paid by Bank One to settle its obligations in respect of each Draft under each Letter of Credit (whether such amount is paid by virtue of Bank One's honor of any Draft or otherwise) to the extent that a Reimbursement Amount is not available to Bank One for that purpose, which reimbursement obligation shall be immediate and automatic, without the necessity of any further act or the execution of any additional document, instrument, or agreement. Any Reimbursement Amount that is not paid in full when due shall be deemed to be and shall constitute a demand loan made to the Company by Bank One on such due date in the principal amount of the unpaid Reimbursement Amount (each such loan being referred to herein as a "Letter of Credit Loan", and collectively as "Letter of Credit Loans"), which Letter of Credit Loans shall bear interest, until paid in full, at a per annum rate equal to the Prime Rate plus Three Percent (3%) per annum. A demand for payment of each Reimbursement Amount and Letter of Credit Loan shall be deemed to have been made by Bank One on the date of the corresponding payment by Bank One to settle its obligations under a Draft. Nothing herein is intended to preclude the Company from requesting an Advance to the extent available under the Revolving Loans to pay any Reimbursement Amount or Letter of Credit Loan.

                  The obligation of the Company to reimburse Bank One in respect of drawings made under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and the applicable Reimbursement Agreement (if and to extent the terms of such Reimbursement Agreement do not conflict with this Agreement) under all circumstances, and notwithstanding any of the following circumstances:

                  (1) any lack of validity or enforceability of any Letter of Credit;

                  (2) the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary or any transferee of any Letter of Credit or (or any Persons for whom any such transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company and the beneficiary of any Letter of Credit);

                  (3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (4) payment by Bank One under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                  (5) any other circumstance or happening whatsoever which is similar to any of the foregoing; or

                  (6) the fact that an Event of Default or Unmatured Event of Default shall have occurred and be continuing;

provided however, that the Company shall not be obligated to reimburse Bank One for any wrongful payment or disbursement made or to be made by Bank One under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Bank One. Payment of a Draft that does not comply with the terms of the Letter of Credit against which it is presented shall not in any event be deemed to be wrongful or an act or omission constituting gross negligence or willful misconduct on the part of Bank One if such payment is made at the specific written request of the Company in which the Company waives the non-compliance of the Draft.

                  Upon a written request by the Company made in accordance with the terms of Section 8.02 of this Agreement, Bank One will undertake to provide to the Company copies of all instruments and documents constituting a Draft with the Draft Notice, and in the event the Company has any knowledge (however obtained) of any claim of non-compliance with the Company's instructions or with the terms of the Letter of Credit, or of discrepancies or other irregularities related solely to the Draft on the Letter of Credit, the Company shall immediately notify Bank One thereof in writing, and the Company shall be deemed to have waived any such claim or defense against Bank One related thereto or arising therefrom unless such notice is given. The Company shall be deemed to have knowledge of any such claim that is apparent on the face of copies of instruments and documents constituting a Draft that are provided to the Company pursuant to the preceding sentence.

                  Unless specified to the contrary in the Reimbursement Agreement for a Letter of Credit, or any amendment to a Letter of Credit, the Company agrees that Bank One and its correspondents may receive and accept any Draft drawn or presented under such Letter of Credit or other document otherwise in order, issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party who is authorized under such Letter of Credit to issue such Draft or other document, as complying with the terms of such Letter of Credit.

                  (f) Default by Company. In the event the Company fails to deposit the Reimbursement Amount with Bank One, or if for any other reason the Reimbursement Amount is not available to settle Bank One's obligations under a Draft, the Agent shall make a demand on the Revolver Lenders for funding pursuant to this section. Each Revolver Lender (other than Bank

One) shall forthwith (and in any event, not later than 1:00 p.m., Indianapolis time, on the day the Agent has indicated to the Revolver Lenders as the day such Draft is to be honored, or if such demand is made after 10:00 a.m., Indianapolis time on the day indicated for honor of the Draft, then not later than 1:00 p.m., Indianapolis time, on the first Business Day immediately following the day such demand is made), make available to the Agent at its principal banking offices immediately available funds in an amount equal to its Revolving Loans Commitment Percentage of the amount of the Draft, which funds shall be immediately remitted by the Agent to Bank One to be used by it to settle its obligations under such Draft. In addition, if for any reason the Reimbursement Amount is recovered in whole or in part from the Agent or Bank One or a recovery is obtained from the Agent or Bank One based on such deposit, then the Agent shall make demand on each Revolver Lender for, and each Revolver Lender shall pay to the Agent (for the account of Bank One if the recovery is obtained from it) an amount equal to such Revolver Lender's Revolving Loans Commitment Percentage of the amount of the recovery (provided that Bank One shall not be required to make any such payment in regard to an amount recovered from it). Each payment by a Revolver Lender to the Agent pursuant to the preceding sentence of the amount of any Reimbursement Amount recovered shall be deemed to be a Letter of Credit Loan payable with interest as provided above. If for any reason the foregoing payments to the Agent may not be deemed to be a Letter of Credit Loan, each payment by a Revolver Lender to the Agent shall be considered to be the purchase of a participation in Bank One's or the Agent's rights and claims arising as a result of such recovery, if any, in an amount equal to such Revolver Lender's Revolving Loans Commitment Percentage thereof.

                  (g) Indemnity. The Company agrees to protect, indemnify and save Bank One and the Revolver Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which Bank One or any of the other Revolver Lenders may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of Bank One, as determined by a court of competent jurisdiction, or (b) the failure of Bank One to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").

                  As between the Company, on the one hand, and Bank One, on the other, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Bank One shall not be responsible and shall have no liability (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any such Letter of Credit to comply fully with the terms and conditions of the agreement pursuant to which the Letter of Credit was procured and pursuant to which the beneficiary is entitled to draw upon such Letter of Credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a Draft under any such Letter of Credit or of the proceeds thereof; (g) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Draft under such Letter of Credit; (h) for any consequences arising from causes beyond the control of Bank One, including, without limitation, any Government Acts; and (i) for any action taken or omitted by Bank One under or in connection with the Letters of Credit, if taken or omitted in good faith. None of the above shall affect, impair, or prevent the vesting of any of Bank Ones' rights or powers hereunder.

                  Following the occurrence of an Event of Default or an Unmatured Event of Default which is continuing, the Company agrees that any action taken by Bank One, if taken in good faith, under or in connection with any of the Letters of Credit, Reimbursement Agreements and Drafts, shall be binding on the Company and shall not subject Bank One to any resulting liability to the Company. In furtherance thereof, Bank One shall have the full right and authority, following an Event of Default or Unmatured Event of Default which is continuing, to (i) clear and resolve any questions of non-compliance of documents, (ii) to give any instructions as to acceptance or rejection of any documents or goods, and (iii) to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents.

                  (h) Letter of Credit Fees. The Company covenants and agrees to pay to Bank One, on the date each Letter of Credit is issued, and on each anniversary of the issue date for as long as the Letter of Credit is outstanding, a commission (a "L/C Commission") equal to the Applicable LOC Fee Percentage then in effect (determined as of immediately after issuance of such Letter of Credit). Each L/C Commission shall be deemed fully earned and nonrefundable when due. The Company also shall pay to Bank One a fronting fee equal to 0.125% of the amount of the Letter of Credit for which such fee is charged and all standard Bank One transaction fees with respect to any transactions occurring on account of any Letter of Credit, including all standard fees for issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and with respect to each Draft thereon. Transaction fees shall be payable upon completion of the transaction as to which they are charged. All such L/C Commissions and fees may be debited by Bank One to any deposit account of the Company carried with Bank One without further authority, and in any event, shall be paid by the Company within ten (10) days following billing. Upon receipt of each L/C Commission, Bank One shall disburse the L/C Commission to each Revolver Lender, including Bank One, pro rata in accordance with each Revolver Lender's Revolving Loans Commitment Percentage. All transaction fees and the fronting fee shall be retained by Bank One.

                  (i) Initial Letters of Credit. The Initial Letters of Credit for all purposes shall be deemed to be Letters of Credit for all purposes hereunder, except that no L/C Commission shall be due and payable by the Company on the Initial Letters of Credit hereunder until renewal, extension or replacement thereof.

                  (j) Cash Collateral. The Company shall on the Revolving Loans Maturity Date provide the Agent with Cash Collateral in a deposit or an investment in United States government securities with the Agent which is acceptable to the Agent and which is in the name of the Company but under the sole and exclusive dominion and control of the Agent with respect to which the Company has no authority to withdraw from, to draw upon, or otherwise exercise any authority of any kind, in an amount equal to the then-outstanding Letter of Credit Exposure. The Company hereby grants a security interest in all of such Cash Collateral to the Agent, for the benefit of itself and the Lenders, to secure the Obligations. If there is any Draft, or other liability of the Agent or Bank One under any Letter of Credit, the Agent shall apply the Cash Collateral in reimbursement of any such Draft or other liability. The Cash Collateral provided to the Agent pursuant to this Section 2.03(j) shall be released to the Company only upon full payment or satisfaction of all Obligations, including any Letter of Credit Exposure. The Company agrees to execute all agreements, documents and instruments requested by the Agent to further evidence the security interest granted in the Cash Collateral pursuant to this Section 2.03(j).

                  Section 2.04      The Term Loan.

                  (a) The Term Loan -- General. Each Term Lender severally agrees, subject to the terms and conditions of this Agreement, to loan to the Company the principal amount equal to its Term Loan Commitment Percentage of Eight Million Nine Hundred Fifty Four Thousand One Hundred Fifty Dollars ($8,954,150.00) for the term period beginning on the Closing Date and ending on the Term Loan Maturity Date (collectively, the "Term Loan").

                  The Term Loan under this Agreement is a continuation, on amended terms, of the "Term Loan" extended to the Company by the "Signatory Lenders" (as such term is defined in the

Original Agreement) (the "Prior Term Loan") and the Company affirms, acknowledges and agrees that the outstanding aggregate principal balance of the Term Loan as of the Closing Date is $8,954,150.00, being the unpaid principal amount of the Prior Term Loan immediately prior to the execution of this Agreement.

                  (b) The Term Notes. The obligation of the Company to repay the Term Loan shall be evidenced by promissory notes executed by the Company to each of the Term Lenders in the form of EXHIBIT F attached hereto (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the "Term Notes"). The principal of the Term Loan shall be repayable in equal quarterly installments of $639,585.00 each, which quarterly installments shall be due and payable on the last Banking Day of June, 2000, and on the last Banking Day of each successive calendar quarter thereafter until the Term Loan Maturity Date, at which time the entire aggregate principal balance of the Term Loan and all unpaid, accrued interest thereon, shall be due and payable in full without demand. Subject to the contemporaneous payment of any amounts which may be due the Term Lenders pursuant to Section 2.05(b) of this Agreement, the principal of the Term Loan, upon not less than two (2) Banking Days' prior written notice to the Agent from the Company, may be prepaid at any time in whole or in part, provided that any partial prepayment shall be in an amount which is a minimum of $1,000,000 and an integral multiple of One Hundred Thousand Dollars ($100,000), and provided further that all partial prepayments shall be applied to the latest maturing installments of principal payable under the Term Loan in inverse order of maturity.

                  (c) Interest on the Term Loan. The principal amount of the Term Loan and the Term Notes outstanding each day from and after the Closing Date shall bear interest until the Term Loan Maturity Date at a rate per annum equal to the Prime-based Rate for such day and shall be treated as a Prime Rate Advance, except that at the option of the Company, exercised from time to time as provided herein, interest may accrue prior to maturity on any specified amount of the principal balance or on the entire outstanding principal balance of the Term Loan as to which no LIBOR-based Rate elected remains in effect, at a LIBOR-based Rate, provided that an election of a LIBOR-based Rate for a period extending beyond the Scheduled Term Loan Maturity Date shall be permitted only at the discretion of the Required Term Lenders. After the Term Loan Maturity Date and until paid in full, the principal amount of the Term Loan and Term Notes outstanding from time to time shall bear interest at a per annum rate equal to the Prime-based Rate plus two percent (2.0%) per annum, except that as to any LIBOR Advance which is a part of the Term Loan for which the Company may have elected a LIBOR-based Rate for an Interest Period that has not expired at the Term Loan Maturity Date, such LIBOR Advance shall, during the remainder of such period, bear interest at the greater of the Prime-based Rate plus two percent (2.0%) per annum, or the LIBOR-based Rate then in effect with respect thereto plus two percent (2.0%) per annum. Each change in the rate of interest to be charged on any principal of Term Loan that bears interest at the Prime-based Rate shall become effective on the date of each change in the Prime

Rate. Each change in the rate of interest to be charged on any LIBOR Advance which is part of the Term Loan shall become effective without notice on the commencement of the Interest Period for that LIBOR Advance based on the LIBOR-based Rate for that Interest Period. With respect to that principal of the Term Loan and the Term Notes , if any, which bears interest at the Prime-based Rate, accrued interest shall be due and payable quarterly on the last Banking Day of each calendar month until the Term Loan Maturity Date. With respect to each LIBOR Advance which is a part of the Term Loan, accrued interest thereon shall be due and payable on the last day of each applicable Interest Period until the Term Loan Maturity Date; except in the case of each such LIBOR Advance with an Interest Period exceeding three months, accrued interest shall be due and payable at intervals of three months after the first day of such Interest Period until the Term Loan Maturity Date. On the Term Loan Maturity Date, the entire unpaid principal balance of the Term Loan and the Term Notes, and all unpaid, accrued interest thereon, shall be due and payable in full without demand. After the Term Loan Maturity Date, interest shall be payable as accrued and without demand.

                  Section 2.05. Provisions Applicable to All the Loans. The following provisions are applicable to all the Loans:

                  (a) Procedures and Terms for Electing LIBOR Advances. LIBOR Advances may be elected only in accordance with the following procedures and subject to the following conditions, and the election of a LIBOR Advance shall have the following consequences, in addition to other consequences stated in this Agreement:

                          (1) A LIBOR Advance may be elected only in a minimum amount of $1,000,000.00 and additional integral multiples of $100,000.00.

                          (2) No LIBOR Advance may be elected at any time that an Event of Default or Unmatured Event of Default has occurred and is continuing.

                          (3) The Company has notified the Agent of its election to obtain a LIBOR Advance and of the Interest Period selected therefor and such notice is given as herein provided. On any Banking Day, the Company may request a quotation of the Adjusted LIBOR Rates then in effect from the Agent. As soon as possible, and in any event before the close of business on the next following Banking Day, the Agent shall quote such Adjusted LIBOR Rates and LIBOR-based Rates. The Company shall then have until the end of the Banking Day on which such quotation is given or within such shorter time as the Agent may specify, to exercise its option to elect any LIBOR-based Rate quoted, subject to all other conditions and limitations stated in this Agreement. The period for which any LIBOR-based Rate is effective shall begin on the second London Banking Day following the day on which the quotation is given. Such election and the LIBOR-based Rate for such LIBOR Advance shall be effective, provided there is then no Event of Default or Unmatured Event of Default and the notification required under the preceding sentence has been given, on the first day of such specified Interest Period. An election of a LIBOR-based Rate may be communicated to the Agent on behalf of the Company only by an Authorized Officer. Such election may be communicated by telephone or by telecopy or any other form of written electronic communication, or by a writing delivered to the Agent. At the request of the Agent, the Company shall confirm any election in writing and such written confirmation shall be signed by an Authorized Officer. The Agent shall be entitled to rely on any oral or written electronic communication of an election of a LIBOR-based Rate which is received by an appropriate employee of the Agent from anyone reasonably believed in good faith by such employee to be an Authorized Officer.

                          (4) No more than ten (10) Interest Periods in total may be in effect on the Revolving Loans and the Term Loan at any one time.

                  (b) Breakage. The Company may pay all or any portion of the outstanding principal balance of the Loans and Notes, provided that if the Company makes any such payment (whether voluntary, mandatory, or as a result of acceleration after default) of a LIBOR Advance other than on the last day of the relevant Interest Period, the Company shall pay all accrued interest on the principal amount paid with such principal payment and, on demand, shall reimburse each of the Lenders and hold each of the Lenders harmless from all losses incurred by each of the Lenders as a result of such principal payment having been made on other than the last day of the relevant Interest Period then in effect, including without limitation, any losses incurred by reason of the liquidation or reemployment of deposits or other funds acquired to fund or maintain the principal amount paid. If with respect to a prepaid LIBOR Advance, such reimbursement shall be calculated as though the Lenders each funded its portion of the principal amount paid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to the Interest Period for such LIBOR Advance and bearing an interest rate equal to the LIBOR-based Rate for such Interest Period, whether in fact that is the case or not. A Lender's determination of the amount of such reimbursement shall be conclusive in the absence of manifest error. If at the time of any payment of any portion of the principal of any Loan, there are outstanding both LIBOR Advances and Prime Rate Advances, then any payment of principal of that Loan will be applied first to the portion of that Loan on which interest accrues at the Prime-based Rate and next to the portion or portions which bear interest at a LIBOR-based Rate or Rates, and if interest accrues on the LIBOR Advances at more than one LIBOR-based Rate, first to the LIBOR Advance or LIBOR Advances on which interest accrues at a rate or rates which results in least reimbursement amount.

                  (c) Increased Costs. If, as the result of any Regulatory Change, the basis of taxation of payments to any Lender of the principal of or any interest on any LIBOR Advance or any other amounts payable hereunder in respect thereof, other than taxes charged on the gross or net income of the Lender, is changed, or any reserve, special deposit, or similar requirement relating to any extensions of credit or other assets of or any deposits with or other liabilities of the Lender are imposed, modified, or deemed applicable, and the Lender reasonably determines that, by reason thereof, the cost to it of making, issuing, or maintaining any LIBOR Advance at a LIBOR-based Rate is increased by an amount deemed by it to be material, then the Company with respect to such LIBOR Advance shall pay promptly upon demand by the Lender such additional amounts as the Lender reasonably determines will compensate for such increased costs; provided, however, that the Company shall not be the only borrower of the Lender that is singled out from a group of similarly situated borrowers of the Lender subject to this type of provision that is requested to remit increased costs. Any determination by a Lender of increased costs made pursuant to the provisions of this subsection shall be final, absent manifest error.

                  (d) Limitation on Types of Advances. If, on or prior to the determination of the interest rate for any LIBOR Advance, the Agent reasonably and in good faith determines that deposits in U.S. Dollars comparable to the amount and for the Interest Period of that LIBOR Advance are not available in the London interbank eurodollar market, or that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the interest rate applicable to that Interest Period, or that the making or funding of LIBOR Advances has become impracticable, the Agent shall give the Company prompt notice thereof, and so long as that condition remains in effect, the Lenders shall be under no obligation to make, or to convert other principal amounts of any of the Loans into, LIBOR Advances of the type affected, and the Company shall, on the later of (a) the last day of the then current Interest Period for the affected LIBOR Advance, or (b) seven (7) Banking Days after receipt of the Bank's notice, either notify the Agent and thereafter prepay the LIBOR Advance, or notify the Agent and thereafter convert the LIBOR Advance into a Prime Rate Advance (subject to all other provisions of this Agreement).

                  (e) Illegality. In the event that it becomes unlawful for any Lender to (a) honor its obligations to make any principal amount of a Loan a LIBOR Advance, or (b) maintain any LIBOR Advance, the Lender shall promptly notify the Company and the Agent thereof and the Lender's obligation to make principal amounts into LIBOR Advances shall be suspended until such time as the Lender may again legally make and maintain the affected type of LIBOR Advance, and the Company shall, effective on the last day of the then current for that LIBOR Advance (or on such earlier date as the Lender may specify to the Company), either notify the Lender and the Agent and thereafter prepay the LIBOR Advance or notify the Lender and the

Agent and thereafter convert the LIBOR Advance into a Prime Rate Advance (subject to all other provisions of this Agreement).

                  (f) Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), the Company will indemnify the Lender against any losses or expense which the Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain any portion of a LIBOR Advance) as reasonably determined by the Lender, as a result of any failure of the Company to borrow or convert into a LIBOR Advance any principal amount on a date specified therefor in an informal request or Application for Revolving Loans Advance or in a notice of conversion pursuant to this Agreement (other than as a result of a default by the Lender.). For this purpose, all notices to any Lender or the Agent pursuant to this Agreement shall be deemed to be irrevocable.

                  (g) Additional Amounts Payable. If any Regulatory Change either shall (a) subject any Lender to any additional tax, duty, charge, deduction or withholding with respect to any of the Loans or Letters of Credit (other than a tax measure by the net or gross income of the Lender), or (b) impose or increase any reserve, special deposit or similar requirement on account of any of the Loans or Letters of Credit not otherwise provided in this Agreement or (c) impose increased minimum capital requirements on the Lender on account of its issuing or maintaining any of the Loans or Letters of Credit; and if any of the foregoing (i) results in any increase to the Lender in the cost of issuing or maintaining any of the Loans or Letters of Credit, or making any payment on account of any of the Loans or Letters of Credit, (ii) reduces the amount of any payment receivable by the Lender under this Agreement with respect to any of the Loans or Letters of Credit, (iii) requires the Lender to make any payment calculated by reference to the gross amount of any sum received or paid by the Lender pursuant to any of the Loans or Letters of Credit, or (iv) reduces the rate of return on the Lender's capital to a level below that which the Lender could otherwise have achieved (taking into consideration the Lender's policies with respect to capital adequacy), then the Company shall pay to the Lender, as additional compensation for the Loans or Letters of Credit, such amounts as will compensate the Lender for such increased costs, payments or reductions. Within twenty (20) days after (A) the initial demand therefor and
(b) presentation by the Lender of a certificate to the Company containing a statement of the cause of such increased costs, payments or reductions and a calculation of the amounts thereof (which statement and calculation shall be presumed prima facie to be correct), the Company shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects the Lender.

                  (h) Conversion and Continuation. Prime Rate Advances shall continue as Prime Rate Advances unless and until such Prime Rate Advances are converted into LIBOR Advances.

Each LIBOR Advance shall continue as a LIBOR Advance until the end of the applicable Interest Period therefor, at which time such LIBOR Advance shall automatically be converted into a Prime Rate Advance, unless the Company shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another specified Interest Period. Subject to the terms hereof, the Company may elect from time to time to convert all or any part of a Prime Rate Advance into a LIBOR Advance or to continue a LIBOR Advance as a LIBOR Advance at the end of its applicable Interest Period, but only so long as no Event of Default or Unmatured Event of Default has occurred and is continuing and further provided that conversion of any LIBOR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Company shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Prime Rate Advance or a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 A.M. (Indianapolis, Indiana time) at least one (1) Banking Day, in the case of a conversion of a LIBOR Advance into a Prime Rate Advance, or at least three (3) Banking Days, in case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying: (i) the requested date, which shall be a Banking Day, of such continuation or conversion; (ii) the aggregate amount and Type of the Prime Rate Advance or LIBOR Advance to be converted or continued; and (iii) the amounts and Type into which such Prime Rate Advance or LIBOR Advance is to be converted or continued, and in the case of a continuation of or a conversion into a LIBOR Advance, the duration of the Interest Period applicable thereto. Any conversion shall be subject to all other terms and provisions of this Agreement.

                  (i) Calculation of Interest. Interest on all of the Obligations shall be calculated on the basis that an entire year's interest is earned in 360 days.

                  (j) Manner of Payment - Application. All payments of principal and interest on the Loans and the Obligations shall be payable at the principal office of the Agent in Indianapolis, Indiana, in funds available for the Agent's immediate use in that city at the Agent's account at:

                         Bank One, Indiana, National Association
                         ABA #074000010
                         Attn: Commercial Loan Note Servicing
                         Re: Valley National Gases, Inc.
                         Obligor No:  2310116845
                         Account No. 05315101000263

No payment will be considered to have been made until received in such funds. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other fees and charges and reimbursement obligations, provided, however, upon delinquency or other default, the Lenders reserve the right to apply payments among principal, interest, late charges, collection costs and other fees and charges and reimbursement obligations, at their discretion, as determined by the Required Lenders. Except as provided in Section 2.06(b) of this Agreement, all prepayments for which the payment application has not been specifically directed by the Company at the time of such prepayment shall be applied first to the Term Loan and, upon the Term Loan being fully paid to the remaining Obligations in such order and manner as the Required Lenders may from time to time determine in their sole discretion. Following the Term Loan Maturity Date, all payments and other recoveries shall be applied first to the Term Notes until all of the Obligations evidenced by the Term Notes have been paid in full.

                  (k) Automatic Debit. The Agent, on behalf of the Lenders, may debit when due all payments of principal and interest due under the terms of this Agreement to any deposit account of the Company carried with the Agent without further authority.

                  (l) Unconditional Obligations and No Deductions. The Company's obligation to make all payments provided for in this Agreement and the Notes shall be unconditional. Each such payment shall be made without relief from valuation and appraisement laws and without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

                  (m) Payment on Non-Banking Days. Whenever any payment to be made under this Agreement or under any of the Notes shall be stated to be due on a day other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under such Note.

                  Section 2.06. Mandatory Prepayment/Reduction of Maximum Availability. (a) If at any time a determination thereof is to be made, the sum of (i) the aggregate principal balance of the Revolving Loans outstanding at such time, plus (ii) the aggregate Letter of Credit Exposure existing at such time, exceeds the Maximum Availability, the Company shall immediately repay the Revolving Notes in an aggregate principal amount, together with such additional amount as may be necessary, equal to such excess.

                  If an Event of Default or an Unmatured Event of Default has occurred and is continuing and the Agent shall have notified the Company of the Required Lenders' election to take any action specified in Section 7.02 of this Agreement, the Maximum Availability shall be automatically reduced to $0 without any action on the part of or the giving of notice to the Company by the Agent or the Lenders.

                  (b) Sale of Assets. The Company or any Subsidiary of the Company making a Permitted Asset Sale in any fiscal year of the Company shall pay to the Agent, concurrently with the consummation of such Permitted Asset Sale, a payment ("Asset Sale Payment") in an amount equal to the following: One hundred percent (100%) of the gross amount realized upon such Permitted Asset Sale and all other Permitted Asset Sales previously consummated by the Company or any Subsidiary of the Company during such fiscal year (in each case net only of reasonable and customary selling costs and expenses actually incurred by the seller) minus the sum of (i) $2,000,000; and (ii) the amount of all Asset Sale Payments previously made to the Agent with respect to Permitted Asset Sales consummated during such fiscal year. Each Asset Sale Payment shall first be applied to the Term Loan as a prepayment, and to the extent any balance remains after payment of the Term Loan in full, shall be applied pro rata against the outstanding principal balance of the Revolving Loans, with the Maximum Revolver Availability to be automatically and concurrently reduced permanently by the amount so applied against the Revolving Loans. To the extent that any balance of the Asset Sale Payment remains unapplied after application against the Term Loan and the Revolving Loans, it shall be held by the Agent as Cash Collateral to secure payment of any Letter of Credit Exposure then existing.

                  Section 2.07. Pro Rata Treatment. All borrowings, conversions and payments of the Revolving Loans shall be effected so that after giving effect thereto the Obligations of the Company to each Revolver Lender with respect to the Revolving Loans (which shall be deemed to include, with respect to each Lender, its Revolving Loans Commitment Percentage of the Letter of Credit Exposure) shall be equal to such Revolver Lender's Revolving Loans Commitment Percentage of the Obligations of the Company to all Revolver Lenders with respect to all of the Revolving Loans. All borrowings, conversions and payments of the Term Loan shall be effected so that after giving effort thereto the Obligations of the Company to each Term Loan Lender shall be equal to such Term Lender's Term Loan Commitment Percentage of the Obligations of that Company to all Term Lenders with respect to the Term Loan. The Agent shall distribute all payments to the Lenders on the same day of receipt if received prior to Noon, Indianapolis, Indiana time, otherwise on the next Banking Day. References in any of the Loan Documents to Indianapolis time shall mean time as kept in Indianapolis, Indiana. If any Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Note or Term Note in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase such participation in the Revolving Notes and Term Notes held by the other Lenders so that after such purchase the purchasing Lender shall share such excess payment ratably with each of them. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for the Obligations to such Lender hereunder, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such Collateral ratably in proportion to their Commitment

Percentages. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

                  Section 2.08. Agent Fees. The Company shall pay to the Agent fees for its services, the amounts and payment terms of which are set forth in a separate agreement between the Agent and the Company (the "Agent Fee Agreement").

                  Section 2.09. Setoff. Upon the occurrence of any Event of Default (including any applicable cure period) and during the continuance of any Event of Default, each of the Lenders is hereby authorized at any time and from time to time, without notice to any Credit Party (any such notice being expressly waived by the Credit Parties), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by each of the Lenders to or for the credit or the account of the Credit Party against any and all of the Obligations irrespective of whether or not any Lender shall have made any demand under this Agreement, the Revolving Notes, the Term Notes or any other Loan Document and although such Obligations may be unmatured. Each Lender exercising such right of setoff and application agrees to promptly notify the Credit Party after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.09 are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


         Section 3.01. REPRESENTATIONS AND WARRANTIES. To induce the Lenders to make the Loans, each of the Credit Parties represents and warrants to each of the Lenders and the Agent that:

                  (a) Organization of the Company. The Company is a corporation organized, existing and in good standing under the laws of the State of West Virginia. VNGI is a corporation organized, existing and in good standing under the laws of the State of Pennsylvania. VNGDI is a corporation organized, existing and in good standing under the laws of the State of Delaware. Each of the Credit Parties and their respective Subsidiaries is qualified to do business in every jurisdiction in which: (i) the nature of the business conducted or the character or location of properties owned or leased, or the residences or activities of employees make such qualification necessary; and (ii) failure so to qualify might impair its title to material properties or its right to enforce material contracts or result in its exposure to liability for material penalties in such jurisdiction. No jurisdiction in which the Credit Parties or any of their respective Subsidiaries is not qualified to do business has asserted that the Credit Parties or any of their respective Subsidiaries is required to be qualified therein. The principal office and chief executive office of the Company is located at 67 43rd Street, Wheeling, West Virginia 26003-7601. The principal office and chief executive office of VNGI is located at 1640 Jefferson Avenue, Washington, Pennsylvania 15301. The principal office and chief executive office of VNGDI is located at 2121 S. Dupont Highway, Dover, Delaware 19901. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor conducts any material operations or keeps any material amounts of property at any location other than the locations specified in the Security Agreement or Guarantor Security Agreement to which it is a party. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor has done business under any name other than its present corporate name at any time during the six years preceding the date of this Agreement except as disclosed in the Security Agreement or Guarantor Security Agreement to which it is a party.

                  (b) Authorization; No Conflict. The execution, delivery and performance of this Agreement and all of the other Loan Documents to which it is a party are within the corporate powers of each of the Credit Parties and each Guarantor, have been duly authorized by all necessary corporate action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law or of its articles of incorporation or its by-laws or of any agreement binding upon it or its properties.
                  (c) Validity and Binding Nature. This Agreement and all of the other Loan Documents to which it is a party are the legal, valid and binding obligations of each of the Credit Parties and each Guarantor, enforceable against it in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

                  (d) Financial Statements (i) The Credit Parties have delivered to the Agent and the Lenders their audited, consolidated Financial Statements as of June 30, 1999, and for the fiscal year of the Company then ended and their unaudited consolidated interim Financial Statements as of December 31, 1999, and for the month and partial fiscal year then ended, which Financial Statements have been prepared in accordance with GAAP except, as to the interim statements, for the absence of a statement of cash flows, footnotes and adjustments normally made at year end which are not material in amount. Such Financial Statements present fairly the financial position of the Credit Parties and their respective Subsidiaries as of the dates thereof and the results of its and their operations for the periods covered. (ii) Since the date of the most current Financial Statement provided by the Credit Parties to the Lender there has been no material adverse change in the financial position of the Credit Parties or their respective Subsidiaries or in the results of its and their operations.

                  (e) Litigation and Contingent Liabilities. Except as set forth on Exhibit 3.01(e) to this Agreement, no litigation, arbitration proceedings or governmental proceedings are pending or to the best of the knowledge of the Credit Parties threatened against the Credit Parties or their respective Subsidiaries or any Guarantor or any material assets owned thereby which would, if adversely determined, materially and adversely affect the financial position or continued operations of the Credit Parties or their respective Subsidiaries or any Guarantor or which any of the Credit Parties is required by applicable law to disclose in any filing of a Form 10-K or Form 10-Q with the United States Securities and Exchange Commission. None of the Credit Parties or their respective Subsidiaries or any Guarantor has any material contingent liabilities not provided for or disclosed in the Financial Statements referred to in subsection 3.01(d) of this Agreement or on EXHIBIT H attached hereto.

                  (f) Liens. None of the assets of the Credit Parties or their respective Subsidiaries or any Guarantor are subject to any mortgage, pledge, title retention lien, judgment lien, execution lien, or other lien, encumbrance or security interest except for liens and security interests described in subsections 5.02(b)(1) through (7) of this Agreement.

                  (g) Employee Benefit Plans. Each Plan maintained by the Credit Parties and their respective Subsidiaries and each Guarantor is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and the Credit Parties and their respective Subsidiaries and each Guarantor each has filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. No Plan maintained by the Credit Parties or any of their respective Subsidiaries and each Guarantor and no trust created under any such Plan has incurred any "accumulated funding deficiency" within the meaning of Section 412(c)(1) of the Code, and the present value of all benefits vested under each Plan did not exceed, as of the last annual valuation date, the value of the assets of the respective Plans allocable to such vested benefits. None of the Credit Parties or any of their respective Subsidiaries or any Guarantor has any knowledge that any "reportable event" as defined in ERISA has occurred with respect to any Plan.

                  (h) Payment of Taxes. The Credit Parties and each of their respective Subsidiaries and each Guarantor has filed all federal, state and local tax returns and tax related reports which the Credit Parties and their respective Subsidiaries and each Guarantor are required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established. Adequate provision has been made for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable.

                  (i) Investment Company Act. None of the Credit Parties or their respective Subsidiaries or any Guarantor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  (j) Regulation U. None of the Credit Parties or their respective Subsidiaries or any Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Not more than twenty-five percent (25%) of the assets of the Credit Parties or their respective Subsidiaries or any Guarantor consists of margin stock, within the contemplation of Regulation U, as amended.

                  (k) Hazardous Substances. Except as disclosed on EXHIBIT I attached hereto, to the best knowledge of each of the Credit Parties (i) no premises owned or occupied by or under lease to any of the Credit Parties or their respective Subsidiaries or any Guarantor have ever been used, and as of the date of this Agreement, no such premises are being used for any activities involving the use, treatment, transportation, generation, storage or disposal of any Hazardous Substances except in compliance with Environmental Laws, and (ii) no Hazardous Substances have been released on any such premises in violation of any Environmental Law, nor is there any threat of release of any Hazardous Substances on any such premises.

                  (l) Subsidiaries. The Company has no Subsidiaries as of the Closing Date. VNGI has no Subsidiaries as of the Closing Date, other than VNGDI. VNGDI has no Subsidiaries as of the Closing Date, other than the Company.

                  (m) Existing Seller Acquisition Debt. The nature and outstanding balances of the Existing Seller Acquisition Debt identified on EXHIBIT C attached hereto is true and accurate in all respects and the Company is not in default with respect to any of the Existing Acquisition Seller Debt.

                  (n) Real Estate Leases. None of the Credit Parties or their respective Subsidiaries or any Guarantor is in default under any of its leases of real estate.

                  (o) Parent Assets. Neither of VNGI nor VNGDI own any assets other than cash, intercompany receivables and Common Stock of their respective Subsidiaries.

                                   ARTICLE IV

                            Security for Obligations

                  Section 4.01. COLLATERAL FOR THE OBLIGATIONS. Until paid in full, the Obligations will be secured by the following:

                  (a) Company Security Agreement. The Obligations are and shall remain secured by a valid and enforceable first priority security interest and lien in and to all personal property of the Company, tangible and intangible, now owned and existing or hereafter acquired or arising, including, without limitation, all equipment, inventory, accounts receivable, investment property, and general intangibles and all proceeds and products thereof, which security interest (excepting as respects Collateral covered by the Company Pledge Agreement) has been and shall continue to be granted by the Company Security Agreement, subject only to liens and security interests described in the exceptions enumerated in subsections 5.02(b)(1) through (7) of this Agreement. In the event the Company owns or acquires tangible or intangible personal property that the Required Lenders deem is or may not be covered as collateral by the Company Security Agreement or the Company Pledge Agreement or in which the Required Lenders deem their security interest is or may not be perfected, the Company covenants and agrees promptly upon the request of the Agent to execute such other security instruments and documents and take such other actions as the Agent may require to grant to the Agent, for the ratable benefit of the Lenders and the Agent, a perfected security interest therein, all of which security instruments and documents shall be in form and substance satisfactory to the Agent and the Required Lenders in all respects.

                  (b) Real Estate. Upon request by the Required Lenders or the Agent, the Company covenants and agrees, within ten (10) days after receiving such request, to grant to the Agent, for the ratable benefit of the Lenders and the Agent, as security for the Obligations, security interests and liens on all real estate and improvements, including all fixtures, equipment, furnishings, systems, and related property located thereon (collectively, the "Real Estate") now owned or hereafter acquired and owned by the Company for a period of 90 consecutive days, including all proceeds thereof, pursuant to real estate mortgages or deeds of trust in form and substance satisfactory to the Required Lenders in all respects duly executed, acknowledged and delivered to the Agent in recordable form. Upon request by the Required Lenders, the Company covenants and agrees, within ten (10) days after receiving such request, to grant to the Agent, for the ratable benefit of the Lenders and the Agent, security interests and liens in and to all of the Company's right, title and interest in any Real Estate as a lessee thereof pursuant to leasehold mortgages or deeds of trust in form and substance satisfactory to the Required Lenders in all respects duly executed, acknowledged and delivered to the Agent in recordable form. The Company further covenants and agrees to provide to the Agent at or prior to the execution and delivery of any real estate mortgages or deeds of trust or leasehold mortgages or deeds of trust, at the Company's expense: (i) evidence satisfactory to the Required Lenders showing, in the case of owned Real Estate, that such Real Estate is owned in fee simple by the Company free and clear of all liens, encumbrances and exceptions which are not acceptable to the Agent or the Required Lenders, and in the case of leased Real Estate, showing the Company's leasehold interest therein; and
(ii) a Phase I environmental assessment (and where reasonably deemed appropriate by the Required Lenders based upon information disclosed in such assessment, a Phase II environmental assessment) prepared by a registered engineer or environmental consultant acceptable to the Agent and the Required Lenders confirming there are no material environmental problems associated with such Real Estate.

                  (c) Parent Guaranties. The Obligations will be further secured by the valid and enforceable amended and restated unconditional guaranty of each of VNGI and VNGDI pursuant to a written guaranty executed and delivered by each Guarantor in favor of the Lenders and the Agent, each in the form attached hereto and made a part hereof for all purposes as EXHIBIT J-1 and J-2 (referred to herein as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, collectively as the "Parent Guaranties" and individually as a "Parent Guaranty"). Pursuant to its Parent Guaranty, VNGI shall also unconditionally guaranty payment of all of the obligations of VNGDI arising under, pursuant to or in connection with the Parent Guaranty executed by VNGDI.

                  (d) Parent Security Agreements. The obligations of each of VNGI and VNGDI arising under, pursuant to, or by virtue of its respective Parent Guaranty shall be secured by a valid and enforceable first priority security interest and lien in and to all of its personal property, tangible and intangible, whether now owned and existing or hereafter acquired or arising, including, without limitation, all equipment, inventory, accounts receivable, investment property, and general intangibles and all proceeds thereof, which security interest (except as respects Collateral covered by the Parent Pledge Agreement) has been and shall continue to be granted by an amended and restated security agreement executed and delivered by each of VNGI and VNGDI to the Agent, for the benefit of the Lenders and the Agent, each in the form attached hereto and made a part hereof for all purposes as EXHIBIT K-1 and K-2 (referred to herein as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, collectively as the "Parent Security Agreements" and individually as a "Parent Security Agreement"), subject only to liens and security interests described in the exceptions enumerated in subsections 5.02(b)(1) through (7) of this Agreement.

                  (e) Pledge Agreements.

                  (1) Parent Pledge Agreements. The obligations of each of VNGI and VNGDI arising under, pursuant to, or by virtue of its respective Parent Guaranty shall be further secured by a valid and enforceable first priority pledge of and security interest and lien in and to all of the capital stock of VNGDI owned by VNGI (which shall at all times be all of the issued and outstanding capital stock of VNGDI) and all of the capital stock of the Company owned by VNGDI (which shall be at all times all of the issued and outstanding capital stock of the Company), whether now existing or hereafter arising or acquired, and whether now or hereafter issued and outstanding, and all proceeds thereof, which pledge, security interest and lien will be created by an amended and restated pledge agreement executed by each of VNGI and VNGDI in form and substance the same as attached hereto as EXHIBITS M-1 and M-2 (referred to herein as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, collectively as the "Parent Pledge Agreements" and individually as the "Parent Pledge Agreements"), subject only to liens and security interests described in the exceptions enumerated in subsections 5.02(b)(1) through (7) of this Agreement.

                  (f) Additional Subsidiaries. The Obligations will be further secured by a valid and enforceable first priority pledge of and security interest and lien in and to all of the capital stock of each Subsidiary owned by the Company (which in each case shall be all of the issued and outstanding capital stock of each such Subsidiary), whether now existing or hereafter arising or acquired, and whether now or hereafter issued and outstanding, and all proceeds thereof, which pledge, security interest and lien will be created by a pledge agreement in form and substance the same as attached hereto as EXHIBIT N (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, "Company Pledge Agreement"), subject only to liens and security interests described in the exceptions enumerated in subsections 5.02(b)(1) through (7) of this Agreement. Within sixty (60) calendar days of the acquisition by the Company of any Subsidiary of the Company, (i) the Company shall execute and deliver to the Agent for the benefit of the Lenders and the Agent a Company Pledge Agreement (or at the Agent's option, an amendment to any existing Company Pledge Agreement) to a pledge to, and grant to the Agent, for the benefit of the Lenders and the Agent, a security interest and lien in and to all of the capital stock of such Subsidiary, and shall deliver to the Agent all of such capital stock and appropriate stock powers, and (ii) any such Subsidiary shall become a Guarantor and to execute and deliver in favor of the Agent, for the benefit of the Lenders and the Agent, a Subsidiary Guaranty and Subsidiary Security Agreement in form and substance the same as attached hereto as EXHIBITS J-4 and J-4, together with such financing statements and other perfection documents as the Agent may require or as are required by the terms of such Security Agreement.

                                    ARTICLE V

                                 Affirmative and
                    Negative Covenants of the Credit Parties

                  Section 5.01. AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES. Until all Obligations terminate or are paid and satisfied in full, and for so long as the Company is entitled to receive any Advance or the issuance of a Letter of Credit or any Letter of Credit Exposure exists, each of the Credit Parties shall strictly observe, and shall cause each of their respective Subsidiaries and each Guarantor to observe, the following covenants:

                  (a) Corporate Existence. The Credit Parties and their respective Subsidiaries and each Guarantor shall preserve its corporate existence.

                  (b) Reports, Certificates and Other Information. The Credit Parties shall furnish or cause to be furnished to the Agent copies of the following Financial Statements, certificates and other information:

                  (1) Annual Statements. As soon as available and in any event within one hundred (100) days after the close of each fiscal year of the Company, annual audited consolidated Financial Statements for the Credit Parties and their respective Subsidiaries, audited by the Company's Auditors, showing the financial condition and results of operations of the Credit Parties and their respective Subsidiaries as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, accompanied by an opinion of the Company's Auditors, which opinion shall be without qualification and shall state that such audited Financial Statements present fairly the financial position of the Credit Parties and their respective Subsidiaries on a consolidated basis as of the date of such Financial Statements and the results of its and their operations and changes in its and their financial position for the period covered thereby, and that their examination in connection with such Financial Statements has been made in accordance with GAAP.

                  (2) Interim Monthly Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month ending after the Closing Date (other than a calendar month which ends a fiscal quarter of the Company), unaudited consolidated income statements for the Credit Parties and their respective Subsidiaries showing its and their results of operations as at, and for such calendar month and year-to-date, all in reasonable detail, and certified to the Lender by the respective President, Chief Financial Officer, or Treasurer of each of the Credit Parties, together with comparable prior year-to-date income statements as at the end of same calendar month of the prior year.

                  (3) Interim Quarterly Statements. As soon as available and in any event within fifty (50) days after the close of each fiscal quarter of the Company ending after the Closing Date, unaudited consolidated Financial Statements of the Credit Parties and their respective Subsidiaries showing its and their financial condition and results of operations as at, and for such fiscal quarter and year-to-date, all in reasonable detail, prepared in accordance with GAAP (except that footnote disclosures normally included in Financial Statements prepared in accordance with GAAP may be condensed or omitted if and to the extent such condensation or omission is consistent with past practices of the Credit Parties, and if the information so omitted is not necessary for a fair presentation of the results for such fiscal quarter), and certified to the Lender by the respective President, Chief Financial Officer, or Treasurer of each of the Credit Parties, together with comparable prior year-to-date Financial Statements as at the end of same fiscal quarter of the prior year.

                  (4) Certificates. Contemporaneously with the furnishing of each set of Financial Statements provided for in subsections 5.01(b)(1) and (2) of this Agreement, an Officer's Certificate.

                  (5) Orders. Prompt notice of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any court or regulatory agency, federal or state, and if the Agent or any Lender should so request, a copy of any such order.

                  (6) Notice of Default or Litigation. Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Company or any of its Subsidiaries, or the occurrence of any event which could have a material adverse effect upon the Company or any of its Subsidiaries, written notice thereof describing the same and the steps being taken with respect thereto.

                  (7) Compliance Certificates. Within fifty (50) days after the end of each calendar month ending after the Closing Date that is also the end of a calendar quarter, a certificate of the Chief Financial Officer or other appropriate officer of the Company demonstrating compliance with the financial covenants stated in subsection 5.01(g) of this Agreement. Such certificate shall relate the covenants to the month-end figures and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to the Agent.

                  (8) Registration Statements and Reports. Promptly upon filing with the Securities Commission or any state securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations.

                  (9) Consolidated Budget. Concurrently with delivery of the annual financial statements pursuant to Section 5.06(b)(1), the Credit Parties shall provide to the Agent and each of the Lenders a consolidated budget for the next fiscal year forecasting revenues and expenses on a consolidated basis, for the Credit Parties. Such budget shall be in such detail as the Agent and the Required Lenders shall reasonably require.

                  (10) Other Information. Within thirty (30) days after the request, such other information concerning the Credit Parties and their respective Subsidiaries as the Agent or the Lenders may from time to time request, including, without limitation, consolidating Financial Statements of the Credit Parties and their respective Subsidiaries.

                  (11) Additional EBITDA Amount Confirmations. Within fourteen
        (14) calendar days of the consummation by the Company of a New Acquisition, the Company shall deliver to the Agent a final written calculation of the Additional EBITDA Amount applicable to such New Acquisition (as such calculation has been approved by the Agent in its discretion), together with a written statement of the President or Chief Financial Officer of the Company confirming pro forma compliance with the financial covenants set forth in Section 5.01 (g) of this Agreement as at immediately following the consummation of such New Acquisition, determined with the inclusion of the Additional EBITDA Amount.

                  (c) Books, Records and Inspections. Each of the Credit Parties and their Subsidiaries and each Guarantor shall maintain complete and accurate books and records, and permit access thereto by the Agent and each of the Lenders for purposes of inspection, copying and audit, and the Credit Parties and each of their respective Subsidiaries and each Guarantor shall permit the Lender to inspect its properties and operations at all reasonable times.

                  (d) Insurance. In addition to any insurance required by any other Loan Documents to which it is a party, the Credit Parties and their respective Subsidiaries and each Guarantor shall maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. The Credit Parties and their respective Subsidiaries and each Guarantor agree to name the Agent and each of the Lenders, as additional insureds and lender's loss payee on any such insurance policy under a standard lender's loss payable clause and to provide a copy of any such policy to the Agent.

                  (e) Taxes and Liabilities. The Credit Parties and their respective Subsidiaries and each Guarantor shall pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

                  (f) Compliance with Legal and Regulatory Requirements. The Credit Parties and their respective Subsidiaries and each Guarantor shall maintain material compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder.

                  (g) Financial Covenants. The Credit Parties shall observe each of the following financial covenants:

                  (1) Consolidated Net Worth. The Credit Parties and their respective Subsidiaries shall at all times from and after the Closing Date maintain Consolidated Net Worth at a level not less than (i) $25,300,000.00, plus (ii) Seventy-Five Percent (75%) of the cumulative Consolidated Net Income for each fiscal quarter of the Company ending after the date of the financial statement of the Credit Parties delivered to the Agent prior to the date hereof, provided that cumulative Consolidated Net Income shall not be reduced by the amount of the net loss for any fiscal quarter in which the Credit Parties and their respective subsidiaries on a consolidated basis suffers a net loss, plus (iii) One Hundred Percent (100%) of the amount of any new paid in capital or other new equity received by any Credit Party from any Person who is not a Credit Party provided, that, such amount shall in no event be less than zero.

                  (2) Fixed Charge Coverage Ratio. As of the close of each fiscal quarter of the Company ending after the Closing Date, the Credit Parties and their respective Subsidiaries, for the period of the four consecutive fiscal quarters which end on such close, shall have a Fixed Charge Coverage Ratio of not less than: (i) 1.10:1 through June 29, 2002, and (ii) 1.15:1 on June 30, 2002, and thereafter.

                  (3) Ratio of Total Funded Debt to EBITDA. As of the close of each fiscal quarter of the Company ending after the Closing Date, the Credit Parties and their respective Subsidiaries, for the period of the four consecutive fiscal quarters which end on such close, shall have a Ratio of Total Funded Debt to EBITDA of not greater than (i) 4.00:1 through June 29, 2002, (ii) 3.75:1 from June 30, 2002, through September 29, 2002, and (iii) 3.50:1 on September 30, 2002, and thereafter.

                  (h) Primary Banking Relationship. The Company shall maintain its primary concentration and deposit accounts with the Agent.

                  (i) Employee Benefit Plans. The Credit Parties and their respective Subsidiaries and each Guarantor shall maintain any Plan in material compliance with ERISA, the

Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations.

                  (j) Hazardous Substances. If any of the Credit Parties or any of their respective Subsidiaries or any Guarantor should commence the use, treatment, transportation, generation, storage or disposal of any Hazardous Substance in reportable quantities in its operations in addition to those noted in EXHIBIT H attached hereto, the Credit Parties shall immediately notify the Agent and the Lenders of the commencement of such activity with respect to each such Hazardous Substance. The Credit Parties shall cause any Hazardous Substances which are now or may hereafter be used or generated in the operations of the Credit Parties or any of their respective Subsidiaries or any Guarantor in reportable quantities to be accounted for and disposed of in compliance with all Environmental Laws and other applicable federal, state and local laws and regulations. The Credit Parties shall notify the Agent and the Lenders immediately upon obtaining knowledge that:

                  (1) any premises which have at any time been owned or occupied by or have been under lease to any of the Credit Parties or any of their respective Subsidiaries or any Guarantor are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Substances, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such premises, or

                  (2) any of the Credit Parties or any of their respective Subsidiaries or any Guarantor has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

                  If any of the Credit Parties or any of their respective Subsidiaries or any Guarantor is notified of any event described in subsections 5.01(j)(1) or (2) above, the Credit Parties shall immediately engage or cause such Subsidiary or such Guarantor to engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Credit Parties or such Subsidiary or such Guaranty with respect thereto, and the Agent and the Lenders shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Credit Parties, and the Credit Parties shall immediately establish reserves in the amount of the potential financial liability of the Credit Parties or such Subsidiary or such Guarantor identified by such environmental consultants or engineers. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the Agent and the Lenders, which approval shall not be unreasonably withheld.

         Section 5.02. NEGATIVE COVENANTS OF THE CREDIT PARTIES. Until all Obligations terminate or are paid and satisfied in full, and so long as the Company is entitled to receive any Advance or the issuance of a Letter of Credit or any Letter of Credit Exposure exists, the Credit Parties shall strictly observe, and shall cause each of their respective Subsidiaries and each Guarantor to strictly observe, the following covenants:

                  (a) Restricted Payments. Except as provided in the next sentence, none of the Credit Parties or any of their respective Subsidiaries shall (i) purchase or redeem any shares of their respective capital stock or declare or pay any dividends thereon except for dividends payable entirely in capital stock, or (ii) make any other distributions to shareholders as shareholders, or set aside any funds for any such purpose, or prepay, purchase or redeem any subordinated Debt of the Company or any other Credit Party. Notwithstanding the foregoing, if no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of such payment or purchase, as applicable, and if no Event of Default or Unmatured Event of Default would result from such payment or purchase, as applicable: (1) the Credit Parties and their respective Subsidiaries may pay cash dividends to shareholders on their respective capital stock (i) in an unlimited amount with respect to shareholders which are Credit Parties or their respective Subsidiaries, and (ii) not to exceed an aggregate of $250,000 in any calendar year with respect to shareholders which are not Credit Parties; and (2) from and after the Closing Date VNGI may purchase and redeem up to an aggregate of 180,000 shares of its Common Stock at a purchase price not to exceed $7.50 per share.

                  (b) Liens. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall create or permit to exist any mortgage, pledge, title retention lien or other lien, encumbrance or security interest (all of which are hereafter referred to in this subsection and in this Agreement as a "lien" or "liens") with respect to any property or assets now owned or hereafter acquired, including, without limitation any of their respective rights, title and interests in and to any Real Estate, whether leased or owned, except:

                  (1) liens in favor of the Agent, for the benefit of the Lenders and the Agent, created pursuant to the requirements of this Agreement or otherwise;

                  (2) any Lien or deposit with any governmental agency required or permitted to qualify it to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

                  (3) any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such liens;

                  (4) easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of the Required Lenders, materially detract from the value of such property or its marketability or its usefulness in its business;

                  (5) liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

                  (6) liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

                  (7) those liens in favor of Acquisition Sellers which secure Acquisition Seller Debt, including those liens in favor of Existing Acquisition Sellers which secure Existing Acquisition Seller Debt as described on EXHIBIT O attached hereto; provided that (i) the maximum aggregate amount of Acquisition Seller Debt secured by such liens shall be $6,500,000 and (ii) the Acquisition Seller holding any such lien (other than any identified on Exhibit O as exempt from the subordination requirement) is a party to (a) the Intercreditor Agreements, or (b) other intercreditor and subordination agreement with the Agent and the Lenders and the Company in substance and form the same as the Intercreditor Agreements and in all events satisfactory to the Agent and the Required Lenders in all respects; and

                  (8) liens on property that secure only Debt incurred for the purchase price of such property, but only to the extent such Debt is permitted under Section 5.02(l)(iii) of this Agreement and to the extent such Debt is not greater than the fair market value of such property.

                  (c) Guaranties. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other person or entity, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

                  (1) guaranties in favor of the Agent, for the benefit of the Lenders and the Agent;

                  (2) guaranties by endorsement of instruments for deposit made in the ordinary course of business; and

                  (3) those specific existing guaranties listed on EXHIBIT P attached hereto.

                  (d) Loans or Advances. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall make or permit to exist any loans or advances to any other Person, except for:

                  (1) extensions of credit or credit accommodations to customers or vendors made by it in the ordinary course of its business as now conducted;

                  (2) reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on its behalf of the course of discharging their assigned duties;

                  (3) loans made to its employees in accordance with its customary employee loan program, provided that, the amount of each loan made to any such employee shall not exceed a principal amount in excess of such employee's salary for two (2) pay periods for a term not to exceed twelve (12) pay periods for such employee;

                  (4) loans or advances made between the Credit Parties and their respective Subsidiaries, provided that (i) no Event of Default or Unmatured Event of Default exists and remains uncured or would be caused by the making of such loan or advance, (ii) such loans and advances shall not be evidenced by any promissory note or be secured by any collateral, and (iii) loans and advances by VNGI and VNGDI to the Company shall be junior and subordinate to the Obligations pursuant to an amended and restated subordination agreement executed by VNGI and VNGDI in form and substance the same as attached hereto as EXHIBIT Q (as the same may be amended, modified, supplemented and/or restated from time to time and at any time, the "Subordination Agreement").

                  (5) the specific items listed on EXHIBIT R attached hereto.

                  (e) Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall (i) be a party to any consolidation or to any merger or purchase the capital stock of or otherwise acquire any equity interest in any other business entity other than New Acquisitions (with respect to the Company only), (ii) acquire any material part of the assets of any other business entity other than New Acquisitions (with respect to the Company only), except in the ordinary course of business and excepting Short-Term Real Estate Sales, or (iii) sell, transfer, convey or lease all or any material part of its assets, except in the ordinary course of business, or sell or assign with or without recourse any receivables. VNGI shall not cause to be created or otherwise acquire any Subsidiary other than VNGDI without the prior written consent of the Agent and the Required Lenders. VNGDI shall not cause to be created or otherwise acquire any Subsidiary other than the Company without the prior written consent of the Agent and the Required Lenders. The Company shall not cause to be created or otherwise acquire any Subsidiary without the prior written consent of the Agent and the Required Lenders, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing sentence, the Company shall not consummate any New Acquisition which would cause a new Subsidiary of the Company to exist without the prior written consent of the Agent and the Required Lenders, and if such consent is given, concurrently with or within sixty (60) days following consummation of such New Acquisition: (i) the Company shall amend the Company Pledge Agreement to include a pledge of and security interest and Lien in and to all of the capital stock of such Subsidiary as provided in Section 4.01(f) of this Agreement, and deliver to the Agent, for the benefit of the Lenders and the Agent, all of the original stock certificates of such Subsidiary, together with executed blank stock powers therefor; and (ii) such Subsidiary shall become a Guarantor and shall execute and deliver in favor of the Agent, for the benefit of the Lenders and the Agent, a Subsidiary Guaranty and Subsidiary Security Agreement as provided in Section 4.01(f) of this Agreement. No Subsidiary of the Company shall cause to be created or otherwise acquire any Subsidiary without the prior written consent of the Agent and the Required Lenders.

                  (f) Margin Stock. The Company shall not use or cause or permit the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

                  (g) Other Agreements. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Loan Document to which it is a party.

                  (h) Judgments. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall permit any uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established with respect thereto.

                  (i) Principal Office. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall change the location of its principal office unless it gives not less than ten (10) days prior written notice of such change to the Agent and the Required Lenders.

                  (j) Hazardous Substances. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall allow or permit to continue the release or threatened release of any Hazardous Substance on any premises owned or occupied by or under lease to Credit Parties nor any of their respective Subsidiaries nor any Guarantor, except as permitted by and in accordance with that certain permit No. 25656 issued by the Allegheny Health Department, State of Pennsylvania.

                  (k) Lease Obligations. Neither Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall incur obligations under any Capital Leases.

                  (l) Additional Debt. Neither Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall create, incur, assume or suffer to exist any Debt or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services or for Capital Lease obligations, except (i) Acquisition Seller Debt, (ii) the Obligations, (iii) Debt incurred to finance the acquisition of property and secured only by a security interest in the property so acquired, provided that, the amount of all such Debt outstanding shall not exceed $1,000,000 in the aggregate at any time, and (iv) the existing Debt for borrowed money disclosed on EXHIBIT S attached hereto.

                  (m) Restrictions Parent Assets. Neither VNGI nor VNGDI shall own any assets other than cash, intercompany receivables, and Common Stock of their respective Subsidiaries, without the prior written consent of the Agent and the Required Lenders.

                  (n) Negative Pledge Limitation. Neither the Company nor any Guarantor shall enter into any agreement with any Person, other than the Lenders, which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of the Lenders or the Agent any Lien upon any of its assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired.

                  (o) Accounting Policies/Change of Business. Neither the Company nor any of the Guarantors shall: (1) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP; or (2) make any material change in the nature of its business as carried on the Closing Date.

                  (p) Capital Expenditures. The Credit Parties and their respective Subsidiaries on a consolidated basis shall not make Capital Expenditures (excluding Budgeted Acquisition Capital Expenditures): (i) during the first year following the Closing Date (with such year beginning on the first day of the month in which the Closing Date occurs) which in the aggregate on a consolidated basis exceed $6,500,000; and (ii) during the second year following the Closing Date which in the aggregate on a consolidated basis exceed $7,000,000; and (iii) during the third year following the Closing Date which in the aggregate on a consolidated basis exceed $7,500,000.


                                   ARTICLE VI

                               Lending Conditions

                  Section 6.01. CONDITIONS OF LENDING. Unless the Agent and the Required Lenders otherwise consent in writing, the obligation of the Lenders to make any Advance and to make the Term Loan and of Bank One to issue any Letters of Credit shall be subject to fulfillment of each of the following conditions precedent:

                  (a) No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of the Credit Parties contained in Section 3.01 of this Agreement shall be true and correct as of the date of this Agreement and as of the date of each Advance, except that after the date of this Agreement: (i) the representations contained in subsection 3.01(d)(ii) of this Agreement will be construed so as to refer to the latest Financial Statements furnished to the Agent by the Credit Parties pursuant to the requirements of this Agreement, (ii) the representations contained in subsection 3.01(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Credit Parties, but also to their respective Subsidiaries, (iii) the representation contained in subsection 3.01(l) of this Agreement will be construed so as to except any Subsidiary which may hereafter be formed or acquired by any of the Credit Parties with the consent of the Required Lenders and the Agent, and (iv) all other representations will be construed to have been amended to conform with any changes of which the Agent and the Required Lenders shall previously have been given notice in writing by the Credit Parties.

                  (b) Documents and other Items to be Furnished at Closing. To the extent not previously delivered to the Agent pursuant to the Original Agreement, the Agent shall have received contemporaneously with the execution of this Agreement (or such later date as indicated below), the following, each duly executed, currently dated (as applicable) and in form and substance satisfactory to the Agent and the Signatory Lenders:

                  (1) The Term Notes, the Revolving Notes and the Company
                      Security Agreement, each duly executed and delivered by the Company to each of the Signatory Lenders.

                  (2) The Parent Guaranties, the Parent Security Agreements and the Parent Pledge Agreements, each duly executed and delivered by VNGI and VNGDI, respectively, to the Agent, together with the original stock certificates of each of VNGDI and the Company and blank stock powers therefor duly executed and delivered by VNGI and VNGDI to the Agent.

                  (3) The Subordination Agreement, duly executed and delivered to the Agent by the Credit Parties.

                  (4)     A certificate of the Secretaries of each of the Credit
                          Parties:

                              (i) certifying the adoption at a duly called meeting of its Board of Directors of the resolutions authorizing the execution, delivery and performance, respectively, of this Agreement and the other Loan Documents provided for in this Agreement to which it is a party;

                              (ii)  certifying the names of the officer or
                                    officers authorized to sign this Agreement and the other Loan Documents provided for in this Agreement to which it is a party, together with a sample of the true signature of each such officer; and

                              (iii) certifying as complete and correct its
                                    Articles of Incorporation and By-laws as then in effect.

                  (5) On or before June 1, 2000, a copy of the file-marked Articles of Incorporation of each of Credit Parties certified as complete and correct by the Secretary of State of the state of its incorporation.

                  (6) On or before June 1, 2000, a currently dated certificate of existence for each of the Credit Parties issued by the Secretary of State of the state of its incorporation and certificates of good standing from the respective Secretaries of State for each other state in which any of them engages in business.

                  (7) Certificates evidencing the existence of all insurance required under the terms of this Agreement or any other of the Loan Documents.

                  (8) Payment to the Agent of all legal fees and expenses of Baker & Daniels, special counsel to the Agent, in connection with the negotiation, preparation and closing of this Agreement, the other Loan Documents, the Transfer Agreement, other closing documents and UCC-1 assignments and filings. By its execution of this Agreement, the Company authorizes the Agent to debit any of the deposit accounts of the Company carried with the Agent for such attorneys' fees and any other amounts owed under
                          Section 9.03 of this Agreement.

                   (9) Payment to Bank One and the Arranger of all amounts due them under the Agent Fee Agreement and payment to each Signatory Lender of a Commitment Fee in the amounts shown on the Schedule of Commitment Fee Amounts which accompanies this Agreement.

                  (10) Such other UCC Financing Statements, Perfection Certificates and other documents as the Agent or the Signatory Lenders may reasonably require.

                  (11) Pay current to the Closing Date all accrued interest on the Prior Revolving Loans and the Term Loan.

                  (12) The opinion of counsel for the Credit Parties addressed to the Agent and the Lenders in such form and substance as may be reasonably acceptable to the Agent and the Lenders.

                  (c) Documents to be Furnished at Time of Each Advance. The Agent shall have received the following prior to making any Advance, each duly executed and currently dated, unless waived at the Agent's discretion as provided in subsection 2.02(b) of this Agreement:

                  (1)     An Application for a Revolving Loans Advance.

                  (2)     An Officer's Certificate.

                  (3) Such other documents as the Agent or the Required Lenders may reasonably require.



                                   ARTICLE VII

                         Events of Default--Acceleration

                  Section 7.01. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) Nonpayment of the Loans. Default in the payment when due of any amount payable under the terms of either of the Notes, or otherwise payable to the Agent or any of the Lenders or any other holder of the Notes under the terms of this Agreement.

                  (b) Nonpayment of Other Debt. Default by any Credit Party or any Guarantor in the payment when due, whether by acceleration or otherwise, of any other material Debt for borrowed money, or default in the performance or observance of any obligation or condition with respect to any such other Debt if the effect of such default is to accelerate the maturity of such other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its scheduled maturity, unless the Credit Party or the Guarantor is contesting the existence of such default in good faith and by appropriate proceedings.

                  (c) Other Material Obligations. Subject to the expiration of any applicable grace period, default by any Credit Party or any Guarantor in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by any Credit Party or any Guarantor with respect to any material purchase or lease of goods, securities or services except only to the extent that the existence of any such default is being contested in good faith and by appropriate proceedings and that appropriate reserves have been established with respect thereto.

                  (d) Bankruptcy, Insolvency, etc. Any Credit Party or any Guarantor admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against any Credit Party or any Guarantor; or any Credit Party or any Guarantor applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for it or any of its property, or any Credit Party or any Guarantor making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for any Credit Party or any Guarantor or for a substantial part of its property and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against any Credit Party or any Guarantor, and, if involuntary, being consented to or acquiesced in by any Credit Party or any Guarantor or remaining for sixty (60) days undismissed.

                  (e) Warranties and Representations. Any warranty or representation made by any Credit Party or any Guarantor in this Agreement or any other Loan Document to which it is a party proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by any Credit Party or any Guarantor to the Lender proving to have been false or misleading in any material respect when made or delivered, provided that the foregoing shall not be deemed to be an Event of

Default until the Agent gives such Credit Party or such Guarantor ten (10) days' prior written notice of same.

                  (f) Violations of Negative and Financial Covenants. Failure by the Credit Parties and their respective Subsidiaries or any of them to comply with or perform any covenant stated in Section 5.01(g) or Section 5.02 of this Agreement.

                  (g) Noncompliance With Other Provisions of this Agreement. Failure of any Credit Party or any Guarantor to comply with or perform any covenant or other provision of this Agreement or any other Loan Document to which it is a party or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this
Section 7.01) and continuance of such failure for thirty (30) days after notice thereof to such Credit Party or such Guarantor from the Agent.

                  (h) Guaranty Defaults. Any Guarantor shall default in the due observance or performance of any covenant, condition or agreement on its part to be observed or performed under the terms of its Guaranty and continuance of such default for ten (10) days after written notice thereof to the Guarantor by the Agent.

                  (i) Termination of Guaranties. The termination or purported termination of any of the Guaranties.

                  (j) Default under Other Loan Documents. The occurrence of any "Default" or "Event of Default" as such terms are defined in any of the Loan Documents other than this Agreement.

                  (k) Change of Control. The occurrence of any Change of Control without the consent of the Required Lenders.

                  Section 7.02. Effect of Event of Default. If any Event of Default described in Section 7.01(d) of this Agreement shall occur, maturity of the Loans shall immediately be accelerated and the Notes and the Loans evidenced thereby, and all other indebtedness and any other payment Obligations of the Company to the Lenders shall become immediately due and payable, and the obligation of the Lenders to make any Advance and the obligation of Bank One to issue any Letter of Credit shall immediately terminate, all without notice of any kind. When any other Event of Default has occurred and is continuing, the Required Lenders may accelerate payment of the Loans and declare the Notes and all other payment Obligations due and payable, whereupon maturity of the Loans shall be accelerated and the Notes and the Loans evidenced thereby, and all other payment Obligations shall become immediately due and payable and the obligation of the Lenders to make any Advance and the obligation of Bank One to issue any Letter of Credit shall immediately terminate, all without notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. The remedies of the Agent and the Lenders specified in this Agreement or in any other Loan Document shall not be exclusive, and the Agent and the Lenders each may avail itself of any other remedies provided by law as well as any equitable remedies available to the Lenders.

                                  ARTICLE VIII

                                      Agent

                  Section 8.01. Agent. This Article specifies rights and obligations among and between the Lenders and the Agent, Syndication Agent and Documentation Agent. The Credit Parties acknowledge the existence of limitations in Agent's authority but shall be entitled to rely upon the authority, of the Agent as conferred by this Article and otherwise specified in this Agreement or any other Loan Document.

                  Section 8.02. Appointment of Agent. Each Lender hereby appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents to receive payments made in respect of the Revolving Notes and the Term Notes and in respect to Letter of Credit Loans and to have such powers as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

                  Section 8.03. Powers and Immunities of Agent.

                  (a) Powers. The Agents shall have no rights or duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and the Agents shall not by reason of this Agreement or any of the other Loan Documents be a trustee or fiduciary for any Lender. None of the Agents nor any of their respective directors, officers, agents, attorneys or employees, shall be responsible for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Documents, or received by any of them under this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or for any failure by the Credit Parties to perform any of their obligations hereunder or thereunder. The Agent may employ agents and attorneys and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. None of the Agents nor any of their respective directors, officers, employees or agents, shall be liable or responsible for any action taken or omitted to be taken by it to any Lender, Credit Party or any other Person under this Agreement or any other Loan Documents or in connection herewith, except for its or their own gross negligence or willful misconduct.

                  (b) Reliance by Agent. Each of the Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, cable or telecopy) received by it in connection with this Agreement or the other Loan Documents believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or the other Loan Documents, each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

                  (c) Defaults. None of the Agents shall be deemed to have knowledge of the occurrence of an Event of Default or Unmatured Event of Default (other than (i) the non-payment of principal of or interest on the Notes or any other amounts payable under this Agreement or (ii) the failure of the Credit Parties to provide timely the statements and certification required by Section 5.01(b)(1) through (4) hereof) or to comply with a request or demand by the Agent, unless the Agent has received written notice or other written documentation from a Lender or from a Credit Party indicating that an Event of Default or Unmatured Event of Default has occurred. In the event that the Agent receives such a notice of the occurrence of an Event of Default or Unmatured Event of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to Section 8.03(g) of this Agreement) take such action with respect to such Event of Default or Unmatured Event of Default as shall be directed by the Required Lenders.

                  (d) Rights as a Lender. With respect to the Loan Documents, Bank One, Huntington and National City, each in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, Documentation Agent or Syndication Agent, respectively. The affiliates of any Lender (including Bank One) may (without having to account therefor to any other Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with a Credit Party. Bank One may accept fees and other consideration from a Credit Party for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders except as specified herein. In so doing, no Lender shall violate the provisions of this Agreement or the other Loan Documents.

                  (e) Indemnification. Each of the Lenders agrees to indemnify the Agent (to the extent not reimbursed by a Credit Party) ratably in proportion to its Commitment Percentage for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as one of the Agents, in any way relating to or arising out of this Agreement or any other Loan Documents or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

                  (f) Non-Reliance on Agents and other Lenders. Each Lender agrees that it has, independently and without reliance on any of the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and its decision to enter into this Agreement and that it will, independently and without reliance upon any of the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. None of the Agents shall be required to keep itself informed as to the performance or observance by the Credit Parties of this Agreement or any other Loan Documents or to inspect the properties or books of the Credit Parties, unless an inspection of the properties or books is requested in writing by the Required Lenders.

                  (g) Failure to Act. Except for action expressly required of one of the Agents hereunder, each of the Agents shall in all cases be fully justified in failing or refusing to act under this Agreement and the other Loan Documents unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.

                  (h) Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Agent may be removed at any time with or without cause by the Required Lenders. Upon such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or such successor shall not have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or after the removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank which has an office in the United States and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000.00). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 8.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                  (i) Collateral. Any Collateral in the possession of the Agent (as agent for the Lenders) shall be held for the ratable benefit of the Lenders and the Agent, subject to any prior lien therein held by the Agent in its individual capacity and not as agent for the Lenders. As to Collateral in its possession, the Agent shall exercise only such degree of care as it would exercise for its own account.


                                   ARTICLE IX

                                  Miscellaneous

                  Section 9.01. Waiver -- Amendments. No delay on the part of the Agent or the Lenders, or any holder of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by the Required Lenders.

                  Section 9.02. Notices. Any notice given under or with respect to this Agreement to any Credit Party, the Agent or the Lenders shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to such Credit Party, the Agent or the Lenders (or other holder of the Notes) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

         The Company:               Valley National Gases, Inc.
                                    67 43rd Street
                                    Wheeling, West Virginia 26003-7601
                                    Attention:  President

         VNGI:                      Valley National Gases Incorporated
                                    1640 Jefferson Avenue
                                    Washington, Pennsylvania  15301
                                    Attention:  President

         VNGDI:                     Valley National Gases Delaware, Inc.
                                    300 Delaware Avenue, Suite 1704
                                    Wilmington, Delaware 19801
                                    Attention:  President

         Agent and Bank One:        Bank One, Indiana, National Association
                                    111 Monument Circle
                                    Mail Code IN1-0046
                                    P.O. Box 7700
                                    Indianapolis, Indiana  46277
                                    Attention: Division Manager,
                                               Commercial Lending Dept.

         LaSalle:                   LaSalle Bank National Association
                                    One Metropolitan Sq.
                                    211 North Broadway, Suite 4050
                                    St. Louis, Missouri  63102
                                    Attention: David J. Carney,
                                               Asst. Vice President

         Firstar:                   Firstar, N.A.
                                    425 Walnut St., ML 8160
                                    Cincinnati, Ohio 45201-1038
                                    Attention: Mark Whitson, Vice President

         B of A:                    Bank of America, N.A.
                                    Bank of America Plaza, NC1-002-03-10
                                    101 South Tryon Street
                                    Charlotte, North Carolina  28255
                                    Attention: Randy Dickerson,
                                               Sr. Vice President

         National City:             National City Bank
                                    30 South 4th Street
                                    Martins Ferry, OH  43935
                                    Attention: Reese Slater, Vice President

         Huntington:                The Huntington National Bank
                                    One Huntington Square
                                    Charleston, West Virginia  25322
                                    Attention: Kenneth H. Berberich

         WesBanco:                  WesBanco Bank
                                    1 Bank Wheeling
                                    Wheeling, West Virginia 26003-3565
                                    Attention:  David Pell, Sr. Vice President

         Sky Bank:                  Sky Bank
                                    10 East Main Street
                                    Salineville, Ohio  43945
                                    Attention:  Gregory J. Agresta,
                                                Sr. Vice President

                                    -------------------------------

                                    -------------------------------

                                    -------------------------------

                  Section 9.03. Costs, Expenses and Taxes. The Company agrees to pay (without duplication), all of the following fees, costs and expenses incurred by the Agent and the Arranger: (i) all reasonable costs and expenses in connection with (1) syndication of the Loans, (2) the negotiation, preparation, printing, typing, reproduction, execution and delivery of the Loan Documents and any and all other documents furnished pursuant hereto or in connection herewith,
(3) and all investigation of and due diligence regarding the Company and the security for the Obligations undertaken and performed with respect thereto, including without limitation the reasonable fees and out-of-pocket expenses of Baker & Daniels, special counsel to the Agent, as well as the fees and out-of-pocket expenses of counsel, independent public accountants and other outside experts retained by the Agent in connection with the foregoing and the administration of this Agreement and the other Loan Documents, (ii) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished pursuant thereto or in connection therewith, and all investigation of and due diligence regarding the Company and the security for the Obligations undertaken and performed with respect thereto, including without limitation the reasonable fees and out-of-pocket expenses of counsel retained by the Agent relative thereto (or, but not as well as the reasonable allocated costs of staff counsel) as well as the fees and out-of-pocket expenses of counsel, independent public accountants and other outside experts retained by the Agent in connection with the foregoing and the administration of this Agreement, and (iii) all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees and taxes. In addition, the Company agrees to pay (without duplication) all costs and expenses of the Agent and the Lenders (including, without limitation, reasonable attorneys' fees and expenses of the Agent, the Lenders or any of them), if any, in connection with the enforcement and collection of this Agreement, any Note and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents or the issuance of any Note or the making of any of the Loans, and agrees to save and hold the Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following the statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Prime Rate plus Two Percent (2%) per annum.

                  Section 9.04. Severability. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Document and the remaining provisions shall be enforceable in accordance with their terms.

                  Section 9.05. Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                  Section 9.06. Governing Law/Process. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. EACH CREDIT PARTY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE COMPANY AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO SUCH CREDIT PARTY AT THE ADDRESS STATED IN SECTION 9.02 OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                  Section 9.07. Prior Agreements, Etc. This Agreement supersedes all previous agreements and commitments made by the Agent or the Lenders and the Credit Parties with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by the Agent or the Lenders.

                  Section 9.08.  Successors and Assigns.

                  (a) This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the Credit Parties, the Agent and the Lenders and their respective successors and assigns, provided that the Credit Parties' rights under this Agreement shall not be assignable without the prior written consent of the Lenders.

                  (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (a "PURCHASER") all or any part of its Revolving Loans, Term Loan, Letter of Credit Exposure, Commitment and its rights and obligations under its Notes and under this Agreement, pursuant to a form of assignment acceptable to such Lender and such Purchaser, provided that (i) the Lender shall have given the Agent and the Company not less than seven (7) Banking Days prior written notice of such assignment, (ii) each individual assignment shall be in an amount of not less than the lesser of: (1) $5,000,000; and (2) the then outstanding amount of the transferor Lender's Commitment, (iii) the prior written consent of the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not then a Lender or an affiliate thereof, which consent shall not be unreasonably withheld, (iv) unless (1) an Event of Default or Unmatured Event of Default has occurred and is continuing, or (2) such assignment would result from the sale or acquisition by or of any Lender, the prior written consent of the Company shall be required prior to an assignment becoming effective with respect to a Purchaser which is not then a Lender or an affiliate thereof, which consent shall not be unreasonably withheld, (v) the senior unsecured debt of such Purchaser must be rated by Moody's Investors Service, Inc. as Baa1 or higher; and (vi) the Purchaser shall have paid an assignment fee to the Agent, for its account, in the amount of $5,000. Notwithstanding the foregoing provisions of this Section 9.08(b), any Lender may at any time assign all or any portions of its Revolving Loans, Term Loan, Revolving Note, Term Note and its risk participation in the Letter of Credit Exposure to a Federal Reserve Bank (but no such assignment shall release such Lender from any of its obligations hereunder).

                  (c) Upon delivery to the Agent and the Company of a notice of assignment, together with any consent required by this Section 9.08, such assignment shall become effective on the effective date specified in such notice, and EXHIBIT B shall be deemed to have been amended to reflect such Purchaser as a Lender, and the appropriate adjustments of the Commitments, the Commitment Percentages of the Lenders, the Revolving Loans Commitment Percentages of the Revolver Lenders and the Term Loan Commitment Percentages of the Term Lenders, as applicable. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Agent or any other Lender shall be required to release the transferor Lender with respect to the percentage of the Revolving Loans, Term Loan, Letter of Credit Exposure and Commitment assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 9.08, the transferor Lender and the Company shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender in principal amounts reflecting its pro rata share of the Aggregate Commitment.

                  (d) The Company authorizes each Lender to disclose to any Purchaser or prospective Purchaser or any other entity acquiring an interest in this Agreement or its Notes by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company, the other Credit Parties and their respective Subsidiaries.

                  (e) This Agreement and all covenants, representations and warranties made herein and in any of the other Loan Documents shall survive the making of the Loans, the execution and delivery of the Loan Documents and shall continue in effect so long as any Obligations remain unpaid or any Commitment remains outstanding.

                  Section 9.09. Waiver of Jury Trial. EACH OF THE CREDIT PARTIES, THE AGENT AND EACH OF THE LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT,

TORT OR OTHERWISE) BETWEEN OR AMONG THE CREDIT PARTIES, THE AGENT AND THE LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS. NEITHER THE COMPANY OR ANY GUARANTORS NOR THE LENDERS WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

                  Section 9.10. Amendments. Subject to the provisions of this Section, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Credit Parties may enter into agreements supplemental hereto for the purpose or adding or modifying any provisions of the Loan Documents or changing in any manner the rights of the Lenders, the Agent or the Credit Parties hereunder or waiving any Event of Default; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

                  (a) Reduce the principal amount of any Revolving Note or Term Note, or reduce the rate, extend or change the time of payment of principal, interest or fees hereunder or thereunder, or amend the terms of Section 2.03(a)(3)(i) so as to lengthen the maximum permitted expiration date of a Letter of Credit.

                  (b) Reduce the percentages specified in the definition of Required Lenders or Required Term Lenders.

                  (c) Extend the Scheduled Revolving Loans Maturity Date or the Scheduled Term Loan Maturity Date or increase the amount of the Commitment of any Lender, or permit the Company to assign its rights under this Agreement.

                  (d) Amend this section.

                  (e) Waive any Event of Default arising from a failure to pay principal of or interest on a Loan.

                  (f) Affect the rights, duties or obligations of the Agents

                  (g) Release any Guaranty or asset having a value in excess of $1,000,000.00 at the time of release from any lien or security interest held by the Agent as security for all or any part of the Obligations; provided that the Agent may release Collateral sold in a transaction that has been approved by the Required Lenders if the proceeds of such sale (net of reasonable expenses of sale) are paid to the Agent, for the ratable benefit of the Lenders, in exchange for such release.

                  (h) Amend or otherwise override the Asset Sale Payment application provisions of Section 2.06(b) of this Agreement.

                  Section 9.11. Entire Agreement. This Credit Agreement, the other Loan Documents and the other documents identified herein or therein contain the entire agreement between the parties concerning the subject matter hereof as of the date hereof and supersedes all prior dealings between them with respect to such subject matter.

                  Section 9.12. Waiver and Release. As a material inducement to each of the Signatory Lenders to execute the Transfer Agreement and this Agreement, the Credit Parties hereby acknowledge that none of them have any unsatisfied claims or causes of action as of the Closing Date against PNC under, pursuant to or by virtue of the Original Agreement, including all prior versions thereof, and waive and release any and all such claims, rights, causes of action or demands against PNC.

                  Section 9.13. Indemnification. The Credit Parties, jointly and severally, agree to indemnify and hold harmless each of the Lenders and the Agents from and against all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs (including attorneys' fees), expenses or disbursements of any kind whatever which may be imposed upon or asserted against any of the Agents or any of the Lenders in any way relating to the business operations of the Credit Parties, their execution of this Credit Agreement or any other of the Loan Documents or the performance of their obligations thereunder. It is expressly agreed that none of the Agents or the Lenders shall control the business activities of the Credit Parties as a result of this Credit Agreement or the other Loan Documents or the performance thereof.

                  Section 9.14. Interest Rate Hedging Agreement. Each of the Lenders may enter into Interest Rate Hedging Agreements with the Company. Each Lender entering into such an agreement shall provide notice of such agreement and the amount thereof to the Agent within ten (10) days of the execution thereof, provided, however, that the failure to give such notice timely shall not affect any of the obligations and liabilities of the Company, then existing or thereafter arising, under or with respect to the agreement by which the notice was to have been given, nor preclude such obligations and liabilities from being part of the Obligations.

                  Section 9.15. Execution. This Agreement may be executed, by original or facsimile signatures, in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

                  Section 9.16. Highest Lawful Rate. Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of any Note, accrued or paid from the date hereof, and (b) the aggregate of any other amounts accrued or paid pursuant to such Note, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of such Debt. In this connection, it is expressly stipulated and agreed that it is the intent of the Company and the Lenders to contract in strict compliance with Indiana usury laws and with any other applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Neither the Company nor any other Person now or hereafter becoming liable for payment of indebtedness pursuant to the Loan Documents (the "Lender Debt") shall ever be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on the Lender Debt include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, the Company stipulates that such amounts will be deemed to have been paid as a result of an error on the part of the Company and the Lenders, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess. The parties further stipulate that such refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error. In addition, all sums paid or agreed to be paid to the holder or holders of the Lender Debt for the use, forbearance or detention of the Lender Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Lender Debt. The provisions of this
Section 9.17 shall control all agreements, whether now or hereafter existing and whether written or oral, among the Company and the Lenders.

                  IN WITNESS WHEREOF, the Agent, the Signatory Lenders and the Credit Parties have by their duly authorized officers executed this Agreement as of the date first set forth above.

                                VALLEY NATIONAL GASES, INC.,
                                a West Virginia corporation

                                By:
                                   -------------------------------------------
                                   Lawrence E. Bandi, President


                                And


                                By:
                                   -------------------------------------------
                                   Robert D. Scherich, Chief Financial Officer
                                   and Assistant Secretary

                                                                (the "Company")

                                VALLEY NATIONAL GASES INCORPORATED
                                a Pennsylvania corporation

                                By:
                                   -------------------------------------------
                                   Lawrence E. Bandi, President

                                And


                                By:
                                   -------------------------------------------
                                   Robert D. Scherich, Chief Financial Officer
                                   and Assistant Secretary

                                                                       ("VNGI")

                                VALLEY NATIONAL GASES DELAWARE, INC.
                                a Delaware corporation

                                By:
                                   -------------------------------------------
                                   Lawrence E. Bandi, President

                                And


                                By:
                                   -------------------------------------------
                                   Robert D. Scherich, Chief Financial Officer
                                   and Assistant Secretary

                                                                      ("VNGDI")

                                   BANK ONE, INDIANA,
                                     NATIONAL ASSOCIATION

                                   By:
                                      ----------------------------------------

                                      ----------------------------------------
                                                   ("Bank One" and the "Agent")

                                   LASALLE BANK NATIONAL ASSOCIATION

                                   By:
                                      -----------------------------------------

                                   Printed:
                                           ------------------------------------

                                   Title:
                                         --------------------------------------

                                   FIRSTAR, N.A.


                                   By:
                                      -----------------------------------------

                                   Printed:
                                           ------------------------------------

                                   Title:
                                         --------------------------------------

                                   BANK OF AMERICA, N.A.

                                   By:
                                      -----------------------------------------

                                   Printed:
                                           ------------------------------------

                                   Title:
                                         --------------------------------------

                                   NATIONAL CITY BANK

                                   By:
                                      -----------------------------------------

                                   Printed:
                                           ------------------------------------

                                   Title:
                                         --------------------------------------

                                   THE HUNTINGTON NATIONAL BANK

                                   By:
                                      -----------------------------------------

                                   Printed:
                                           ------------------------------------

                                   Title:
                                         --------------------------------------

                                   WESBANCO BANK, INC.

                                   By:
                                      -----------------------------------------

                                      -----------------------------------------

                                   SKY BANK

                                   By:
                                      -----------------------------------------

                                      -----------------------------------------